EXHIBIT 2.1
CONFORMED COPY

STOCK PURCHASE AGREEMENT

between

SNTC HOLDING, INC.

and

GENERAL DYNAMICS INFORMATION TECHNOLOGY, INC.

Dated as of June 3, 2008

- i -

TABLE OF CONTENTS
(continued)

- ii -

TABLE OF CONTENTS
(continued)

- iii -

EXHIBITS

1.01	(b)	Retained Names and Marks
1.01	(c)	Seller’s Knowledge
1.01	(d)	Surviving Interaffiliate Contracts
1.01	(e)	Form of Transition Services Agreement
2.05	(a)	Form of Parent Guarantee
2.06	(a)	Form of GD Guarantee
2.08(a)(ii)		Illustrative Net Working Capital Calculation
5.07		Occurrence Policies

- ii -

     STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 3, 2008, between SNTC HOLDING, INC., a Delaware corporation (the “Seller”), and General Dynamics Information Technology, Inc., a Virginia corporation (the “Purchaser”).
     WHEREAS, the Seller is a wholly-owned subsidiary of HLTH Corporation, a Delaware corporation (“Parent”);
     WHEREAS, the Seller owns all the issued and outstanding capital stock (collectively, the “Shares”), of VIPS, Inc., a Maryland corporation (“ViPS”), which Shares consist of 100 shares of common stock, $0.001 par value per share;
     WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, all upon the terms and subject to the conditions set forth herein; and
     WHEREAS, as a material inducement to the Purchaser to enter into this Agreement, and as a condition to the Purchaser’s consummation of the transactions contemplated hereby, the Purchaser and the Parent will enter into the Transition Services Agreement.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.01 Certain Defined Terms. For purposes of this Agreement:
     “Action” means any claim (including any cross-claim or counter-claim), action, suit, litigation or legal, administrative or arbitration proceeding by or before any Governmental Authority.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     “Books and Records” means the books and records, computer data, computer tapes, electronic media, information, lists and other materials and information used, held, maintained, created or prepared by either of the Companies prior to the Closing.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
     “Cash” means cash, cash equivalents and marketable securities.
     “Closing Date” shall be the date on which the Closing shall occur in accordance with Section 2.03.

     “Code” means the Internal Revenue Code of 1986, as amended through the date of this Agreement.
     “Companies” means, collectively, ViPS and ViPS BioMedical Services, each of whom may be referred to herein as a “Company”.
     “Company IPR” means all Intellectual Property Rights owned by either Company, including all of the Intellectual Property Rights listed or required to be listed on Section 3.13(a) of the Disclosure Schedule.
     “Company Software” means all of the computer software (i) owned by either Company and (ii) licensed or distributed by either Company to its customers or used directly in the provision of services by either Company to its customers including, to the extent owned by the Companies, the Key Company Software.
     “Contract” means any written or oral agreement, contract, subcontract, lease, sublease, license, sublicense, obligation, promise or undertaking.
     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
     “Conveyance Taxes” means sales, use, commercial activity, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.
     “Current Assets” means the sum of the current assets included on a specified balance sheet in the captions “Accounts receivable, net of allowance for doubtful account,” “Cost and estimated gross profit in excess of billings” and “Prepaid expenses and other current assets,” provided that “Current Assets” shall exclude refunds and receivables for United States federal and state income and franchise Taxes and any deferred taxes.
     “Current Liabilities” means the sum of the current liabilities included on a specified balance sheet in the captions “Accounts payable,” “Accrued expenses,” “Billings in excess of cost and estimated gross profit” and “Deferred revenue,” provided that “Current Liabilities” shall exclude United States federal and state income and franchise Taxes and any deferred taxes.
     “Derivative” means any subscription, option, warrant, right, security, Contract, commitment, understanding, arrangement, stock appreciation right, phantom stock option, profit participation or security that is exchangeable or convertible into or exercisable for capital stock of either of the Companies, in each case, by which (a) the applicable Company is bound to issue any additional shares of its capital stock or an interest in the equity, equity appreciation or profits of such Company or rights pursuant to which any Person has a right to purchase shares of such Company’s capital stock or an interest in the equity, equity appreciation or profits of such Company or (b) with respect to a holder of equity securities, such holder is bound to sell or allow another Person to vote, encumber or control the disposition of any such equity securities or rights pursuant to which any Person has a right to purchase, vote, encumber or control the disposition of such equity securities from such holder.
     “Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by the Seller to the Purchaser in connection with this Agreement.
     “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, encumbrance, deed of trust, option, order, decree, judgment, condition (including, in the case of real property, easements, rights of way, covenants, leases, licenses, zoning and setback requirements and other variances), other than any license of Intellectual Property Rights.
     “Environmental Law” means any Law, consent decree or judgment relating to pollution or protection of the environment.
     “Environmental Permit” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means: (a) Taxes imposed on or payable with respect to either Company for any taxable period that ends on or before the date of the Closing; (b) with respect to Straddle Periods, Taxes imposed with respect to either Company which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the date of the Closing; (c) Taxes attributable to a taxable period ending on or before the date of the Closing for which either Company is held liable under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign law) by reason of either Company being included in any consolidated, affiliated, combined or unitary group with the Parent (or any Affiliates of the Parent) at any time before the date of the Closing; and (d) Taxes with respect to any taxable period ending on or before the date of the Closing (including the portion of any straddle period ending on the date of the Closing) of any person for which a Company has assumed responsibility (expressly or impliedly) for payment or reimbursement pursuant to any agreement entered into prior to the Closing; provided, however, that Excluded Taxes shall not include Taxes (i) the liability for which is included in the determination of Closing Net Working Capital, (ii) resulting from any act, transaction or omission of the Purchaser or either Company occurring after the Closing that is not in the Ordinary Course of Business or (iii) resulting from any breach of a representation, warranty or covenant of the Purchaser under this Agreement.
     “FLSA” means the Fair Labor Standards Act of 1938, as amended.
     “GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
     “Government Contract” means (i) any Contract, including a task, delivery, or purchase order, blanket purchase agreement, Multiple Award Schedule, or Federal Supply Schedule, between either Company and any Governmental Customer, or (ii) any Contract having 2007 revenues or reasonably anticipated 2008 revenues of the Companies in excess of $250,000 between either Company and a third party, wherein the goods and/or services provided under such Contract are specified for delivery to a Governmental Customer pursuant to a prime Contract directly between such third party and the Governmental Customer.
     “Governmental Authority” means any U.S. federal, state, territorial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, other than any of the foregoing in its capacity as a customer or prospective customer of a Company.
     “Governmental Customer” means any U.S. federal, state, territorial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, in its capacity as a customer or prospective customer of a Company.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, ruling, subpoena or verdict entered, issued or made by or with any Governmental Authority.
     “Hazardous Substances” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including petroleum and petroleum derivatives and other substances, materials and wastes defined in or regulated under any Environmental Laws.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indebtedness” means with respect to a Person, all Liabilities and obligations (whether contingent or otherwise) of such Person (a) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) for any indebtedness evidenced by notes, debentures, bonds or other similar instruments; (c) with respect to any deferred purchase price of any asset or services (but excluding trade accounts payable arising in the Ordinary Course of Business); (d) to reimburse any obligor on any letter of credit; (e) constituting a guarantee of any Liabilities or obligations of any other Persons; and (f) secured by an Encumbrance on any of such Person’s assets (but excluding Encumbrances relating to trade accounts payable arising in the Ordinary Course of Business); provided, that Indebtedness shall not include obligations under financing or capital leases.
     “Indemnified Party” means the Purchaser Indemnified Parties, in the case of indemnification pursuant to Section 9.02, or the Seller Indemnified Parties, in the case of indemnification pursuant to Section 9.03.
     “Indemnifying Party” means the Seller, in the case of indemnification pursuant to Section 9.02, and the Purchaser, in the case of indemnification pursuant to Section 9.03.
     “Information Security Incident” means any theft or unauthorized Processing, loss, use, disclosure or acquisition of, or access to, Personally Identifiable Information.
     “Intellectual Property Rights” means all of the following in any jurisdiction in the world: (a) patents and patent applications and inventions, (b) trademarks, service marks, trade names,

trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, (e) registrations and applications for registration of the foregoing, (f) all other intellectual property rights or industrial property rights and (g) any of the foregoing rights in computer software.
     “IRS” means the Internal Revenue Service of the United States.
     “Key Company Software” means the software listed in Section 3.13(a)(2) of the Disclosure Schedule.
     “Law” means any domestic or foreign federal, national, supranational, state, provincial, territorial, local or similar statute, law, ordinance, regulation, rule, code, requirement, order or rule of law (including common law).
     “Lease” means any lease, license or similar such agreement and all amendments and modifications thereto pursuant to which either Company leases or occupies the Leased Real Property.
     “Leased Real Property” means the real property leased, licensed or occupied by either Company, in each case, as tenant, licensee or in such similar capacity pursuant to a Lease, but excluding real property licensed or otherwise occupied by a Company on a customer’s premises, which is incidental to the provision of services to such customer.
     “Liabilities” means any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether accrued or not accrued, fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, liquidated or unliquidated, known or unknown, due or to become due, whenever or however arising and whether or not the same would be required to be stated or disclosed in financial statements prepared in accordance with GAAP, consistently applied, or in the notes thereto, including those arising under any Law, Action, Governmental Order or Contract.
     “Losses” means, with respect to any Person, any and all losses, damages, charges, claims, assessments, costs and expenses, interest, awards, amounts paid in settlement, judgments, Encumbrances, fines and penalties (including interest and reasonable attorneys’ and accountants’ fees and expenses, but excluding any allocation of corporate overhead or internal legal or finance department costs) of any nature whatsoever, including any of such or the portion thereof that may occur or relate to the period after the Closing.
     “Material Adverse Effect” means any circumstance, fact, event, change, development or effect that, individually or when taken together with any other circumstances, facts, events, changes, developments or effects, is or could reasonably be expected to be materially adverse to (a) the business, operations, results of operations, condition (financial or otherwise), assets or liabilities of the Companies, taken as a whole; or (b) the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Companies operate (including legal, regulatory or GAAP changes); (ii)

general economic or political conditions or events, circumstances, changes or effects affecting the financial, securities or commodities markets or other market conditions generally; (iii) changes to the extent arising solely from the announcement of this Agreement; (iv) any circumstance, change or effect to the extent resulting from any action explicitly required by this Agreement or otherwise taken at the written request, or with the prior written consent, of the Purchaser; (v) changes caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement; and (vi) any adverse change or effect that is fully cured by the Seller or Parent prior to the Closing (with no residual economic, legal, reputational or other adverse consequences or effects of such adverse change or effect, other than such changes and effects as are immaterial), in each case described in any of clauses (i), (ii) and (v), other than such of the foregoing that has a disproportionate effect on either of the Companies.
     “Net Working Capital” means the excess of the consolidated Current Assets of the Companies less the consolidated Current Liabilities of the Companies.
     “Ordinary Course of Business” means an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.
     “OSS” means computer software that is “open source” or “copyleft” as those terms are commonly understood in the software industry, including any software that is: (a) distributed pursuant to a license or other agreement that requires licensees to disclose or otherwise make available the source code for any software incorporating, linking to or otherwise using such licensed software or developed using such licensed software, or to distribute or make available such software on terms specified in such license or agreement; (b) subject to the GNU General Public License (GPL) or the GNU Lesser General Public License (LGPL) (in each case any version thereof) or any license approved by the Open Source Initiative (as currently set forth at http://opensource.org/licenses/index.html); or (c) listed in the Free Software Directory maintained by the Free Software Foundation (in cooperation with the United Nations Education, Scientific and Cultural Organization (UNESCO)) (as currently set forth at http://directory.fsf.org/).
     “Payoff Indebtedness” shall mean the Indebtedness of the Companies described in clause (a) of the definition of “Indebtedness” above.
     “Permit” means all approvals, authorizations, certifications, consents, variances, permissions, licenses, directives, registrations, qualifications, and permits issued by a Governmental Authority, including any Environmental Permit.
     “Permitted Encumbrances” means (a) Encumbrances (i) for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or (ii) that are being contested in good faith by appropriate proceedings, for which a reasonable reserve has been taken by the Company and which in the case of clause (ii) have been identified in a section of the Disclosure Schedule to this Agreement, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations not yet due or delinquent or that are being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the business of the Companies, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and similar matters of record which do not materially interfere with the business of the Companies, (e) any mortgage, lien, security interest or encumbrance that secures debt and that is reflected as a liability on the Most Recent Audited Balance Sheet in the amount of such liability and (f) any purchase money security interest.
     “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
     “Personally Identifiable Information” means any specific and unique information relating to an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number, identification number, health or medical information (including medical account numbers), any other unique identifier or one or more factors specific to an individual’s physical, physiological, mental, economic, cultural or social identity).
     “Privacy Laws” means: (a) all applicable Laws relating to the privacy, confidentiality or security of Personally Identifiable Information, including but not limited to the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated pursuant thereto, such as the federal rules regarding Security Standards for the Protection of Electronic Protected Health Information and the Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 164 (collectively “HIPAA”) and state health information privacy laws; and (b) all applicable industry standards that either of the Companies is either obligated to comply with or have represented in this Agreement that they have implemented concerning privacy, data protection, confidentiality or information security.
     “Process” or “Processing” means any operation or set of operations performed upon Personally Identifiable Information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using, disclosing or disposal.
     “Purchaser Indemnified Parties” means the Purchaser, the Companies and their successor and permitted assigns, as well as General Dynamics Corporation and each present or future Subsidiary of General Dynamics Corporation.
     “Reference Net Working Capital” means an amount equal to $3,810,000.
     “Reference Statement Date” means March 31, 2008.
     “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

     “Retained Names and Marks” means the names “HLTH,” “WebMD,” “Medscape,” “Healthquotient,” “Select Quality Care,” “Health Manager” and any derivation thereof and any trademark, service mark graphic or logo listed on Exhibit 1.01(b).
     “SCA” means the Service Contract Act of 1965, as amended.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Indemnified Parties” means the Seller and its successors and permitted assigns, as well as the Parent, WebMD Health Corp and each present or future Subsidiary of the Parent or WebMD Health Corp.
     “Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the knowledge that the Persons listed in Exhibit 1.01(c) have or would have after having made (a) reasonable inquiry of all persons reporting directly to them and (b) subsequent reasonable investigation of relevant issues, if any, coming to the attention of such Person as a result of such inquiry.
     “Seller’s Actual Knowledge”, “Actual Knowledge of the Seller” or similar terms used in this Agreement mean the actual knowledge of the Persons listed in Exhibit 1.01(c), without inquiry.
     “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
     “Subsidiaries” means any entity with respect to which a specified Person (or a subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect a majority of directors, or similar managing body.
     “Surviving Interaffiliate Contracts” means the Contracts identified on Exhibit 1.01(d).
     “Tax” or “Taxes” means (i) any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, withholding, ad valorem, stamp, transfer, value added, business license and similar taxes and (ii) any Liability for payment of amounts described in clause (i) as a transferee or successor, pursuant to a contractual obligation or by reason of either Company being included in any affiliated, consolidated, combined or unitary group.
     “Tax Benefit” shall mean the sum of the amount by which the Tax liability of any Person to the appropriate Governmental Authority is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability. In computing the amount of any Tax Benefit, the applicable Indemnified Parties shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence or payment of any indemnified Damage for which indemnification is provided under Article VII or Article IX from the receipt or accrual of any indemnity payment hereunder. Determinations of the amount of any Tax Benefit shall be based on the Tax Returns filed by the Indemnified Party or its Affiliates, subject to any subsequent adjustments to those Tax Returns. Upon written request of the Indemnifying Party, but in no event more often than once in any calendar year, the Indemnified Party shall provide a certificate executed by the Staff Vice President of Tax or his or her designee (if the Purchaser is the relevant Indemnified Party) or an officer or senior employee of the Seller responsible for Taxes (if the Seller is the relevant Indemnified Party) describing the computation of the Tax Benefit in reasonable detail and attesting that the Indemnified Party’s calculation of the reduction in the Indemnifying Party’s indemnification obligations pursuant to Section 7.02(b) or 9.04(c), as appropriate, is accurate.
     “Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
     “Transition Services Agreement” means the Transition Services Agreement to be executed by the Parent and the Purchaser (or their designees) at the Closing, substantially in the form of Exhibit 1.01(e).
     “ViPS BioMedical Services” means ViPS BioMedical Services, Inc., a Pennsylvania corporation.
     Section 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“401(k) Plan”	Section 6.01(c)
“Action”	Section 1.01
“Active Government Contract”	Section 3.18(a)
“Affiliate”	Section 1.01
“Agreement”	Preamble
“Audited Balance Sheets”	Section 3.07(a)
“Audited Financial Statements”	Section 3.07(a)
“Bid”	Section 3.18(b)
“Books and Records”	Section 1.01
“Business Day”	Section 1.01
“Cash”	Section 1.01
“Closing”	Section 2.03
“Closing Balance Sheet”	Section 2.08(a)
“Closing Date”	Section 1.01
“Closing Net Working Capital”	Section 2.08(a)
“Closing Net Working Capital Statement”	Section 2.08(a)
“CMS”	Section 3.09(h)
“CMS Competitive Business”	Section 5.06(b)
“COBRA”	Section 6.01(f)
“Code”	Section 1.01
“Companies”	Section 1.01

Definition	Location
“Company IPR”	Section 1.01
“Company Software”	Section 1.01
“Competitive Business”	Section 5.06(a)
“Confidentiality Agreement”	Section 5.03
“Contest”	Section 7.03(b)
“Contract”	Section 1.01
“control”	Section 1.01
“Conveyance Taxes”	Section 1.01
“Current Assets”	Section 1.01
“Current Liabilities”	Section 1.01
“Derivative”	Section 1.01
“Disclosure Schedule”	Section 1.01
“Encumbrance”	Section 1.01
“Environmental Law”	Section 1.01
“Environmental Permit”	Section 1.01
“ERISA”	Section 3.15(a)
“Estimated Closing Date Balance Sheet”	Section 2.07(a)
“Estimated Closing Net Working Capital”	Section 2.07(a)
“Estimated Statement of Closing Net Working Capital”	Section 2.07(a)
“Exchange Act”	Section 1.01
“Excluded Taxes”	Section 1.01
“Federal Acquisition Regulation”	Section 3.18(d)
“Financial Statements”	Section 3.07(a)
“FLSA”	Section 1.01
“GAAP”	Section 1.01
“GD Guarantee”	Section 2.06(a)
“Government Contract”	Section 1.01
“Governmental Authority”	Section 1.01
“Governmental Customer”	Section 1.01
“Governmental Order”	Section 1.01
“Guarantees”	Section 5.08(a)
“Hazardous Substances”	Section 1.01
“Health Plan Competitive Business”	Section 5.06(c)
“HIPAA”	Section 1.01
“HSR Act”	Section 1.01
“Indebtedness”	Section 1.01
“Indemnified Party”	Section 1.01
“Indemnifying Party”	Section 1.01
“Independent Accounting Firm”	Section 2.08(b)
“Information Security Incident”	Section 1.01
“Initial Communications”	Section 5.09
“Initial Purchase Price”	Section 2.02
“Intellectual Property Rights”	Section 1.01
“IRS”	Section 1.01
“Key Company Software”	Section 1.01
“Knowledge of the Seller”	Section 1.01

Definition	Location
“Law”	Section 1.01
“Lease”	Section 1.01
“Leased Real Property”	Section 1.01
“Liabilities”	Section 1.01
“Losses”	Section 1.01
“Material Adverse Effect”	Section 1.01
“Material Contracts”	Section 3.17(a)
“Most Recent Audited Balance Sheet”	Section 2.07(b)
“Net Working Capital”	Section 1.01
“Occurrence Policies”	Section 5.07
“Ordinary Course of Business”	Section 1.01
“OSS”	Section 1.01
“Payoff Indebtedness”	Section 1.01
“Parent”	Recitals
“Parent Guarantee”	Section 2.05(a)
“Permit”	Section 1.01
“Permitted Encumbrances”	Section 1.01
“Person”	Section 1.01
“Personally Identifiable Information”	Section 1.01
“Plans”	Section 3.15(a)
“Policies”	Section 3.19
“Privacy Laws”	Section 1.01
“Process” or “Processing”	Section 1.01
“Purchase Price”	Section 2.08(d)
“Purchaser”	Preamble
“Purchaser Flex Plans”	Section 6.01(e)
“Purchaser Indemnified Parties”	Section 1.01
“Reference Net Working Capital”	Section 1.01
“Reference Statement Date”	Section 1.01
“Regulations”	Section 1.01
“Released Parties”	Section 5.08(a)
“Retained Names and Marks”	Section 1.01
“SCA”	Section 1.01
“Securities Act”	Section 1.01
“Security Deposits”	Section 5.08(a)
“Seller”	Preamble
“Seller Business”	Section 5.06(d)
“Seller Flex Plans”	Section 6.01(e)
“Seller Indemnified Parties”	Section 1.01
“Seller Intellectual Property”	Section 5.10(b)
“Seller’s Knowledge”, “Knowledge of the Seller”	Section 1.01
“Seller’s Actual Knowledge”, “Actual Knowledge of the Seller”	Section 1.01
“Shares”	Recitals
“Straddle Period”	Section 1.01
“Subsidiaries”	Section 1.01
“Surety Bonds”	Section 5.08(a)

Definition	Location
“Surviving Interaffiliate Contracts	Section 1.01
“Tax” or “Taxes”	Section 1.01
“Tax Benefit”	Section 1.01
“Tax Returns”	Section 1.01
“Termination Date”	Section 10.01(b)
“Third-Party Claim”	Section 9.05(b)
“Transferred Account Balances”	Section 6.01(e)
“Transition Services Agreement”	Section 1.01
“Unaudited Financial Statements”	Section 3.07(a)
“ViPS”	Recitals
“ViPS BioMedical Services”	Section 1.01
     Section 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or the context otherwise requires:
          (a) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto;
          (b) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (c) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (h) references to a Person are also to its successors and permitted assigns; and
          (i) all references to the impact of an event or circumstance on a Company or the Companies shall mean the Companies taken as a whole.

ARTICLE II.
PURCHASE AND SALE
     Section 2.01 Purchase Price and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser free and clear of all Encumbrances or other limitations whatsoever, other than those arising under applicable securities laws, and the Purchaser shall purchase, the Shares.
     Section 2.02 Initial Purchase Price. Subject to adjustment pursuant to Section 2.07 and Section 2.08, the aggregate purchase price for the Shares shall be Two Hundred Twenty Five Million Dollars ($225,000,000) (the “Initial Purchase Price”). The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to the account or accounts designated by the Seller at least two Business Days prior to the Closing.
     Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York, at 10:00 a.m. (Eastern Time) on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 8.01 and Section 8.02 or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing. Time is of the essence in the parties’ performance of their respective obligations under this Agreement.
     Section 2.04 Certain Events Immediately Prior to the Closing. Immediately prior to the Closing, in addition to such other actions as may be provided for herein:
          (a) Except as set forth in Section 2.04(a) of the Disclosure Schedule, the Seller shall cause the Companies to satisfy and pay in full out of their Cash any and all Payoff Indebtedness of the Companies as of the Closing.
          (b) The Seller may, in its discretion, cause the Companies to pay to the Seller an amount equal to the Seller’s good faith estimate of the excess (if any) of (i) the consolidated Cash of the Companies over (ii) amounts used to satisfy Indebtedness pursuant to Section 2.04(a). The Seller may cause the Companies to make payments under this Section 2.04(b) in the form of a dividend.
     Section 2.05 Deliveries by the Seller.
          (a) Concurrently with the execution of this Agreement, the Seller shall deliver or cause to be delivered to the Purchaser:
               (i) a true and complete copy, certified by the Secretary or Assistant Secretary of the Parent, of the resolutions duly and validly adopted by the Board of Directors of the Parent evidencing its authorization and delivery of the Guarantee in the form attached hereto as Exhibit 2.05(a) (the “Parent Guarantee”) dated as of the date hereof and the Transition Services Agreement and the transactions contemplated thereby;

               (ii) a true and complete copy, certified by the Secretary or Assistant Secretary of the Seller of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Seller;
               (iii) a true and complete copy, certified by the Secretary or Assistant Secretary of the Parent, of the resolutions duly and validly adopted by the Parent, as the sole stockholder of the Seller, evidencing its authorization the sale of the Shares contemplated hereby by the Seller; and
               (iv) the Parent Guarantee duly and validly executed by the Parent in the form attached hereto.
          (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
               (i) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;
               (ii) an executed counterpart of the Transition Services Agreement;
               (iii) a certificate of a duly authorized officer of the Seller certifying that the resolutions described in Section 2.05(a)(ii) and Section 2.05(a)(iii) have not been rescinded, modified, amended or qualified in any way since the date thereof and continue to be in full force and effect.
               (iv) a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.02(a) and Section 8.02(b);
               (v) duly executed resignations of each of the officers of the Companies set forth on Section 2.05(b)(v) of the Disclosure Schedule and each of the directors of the Companies, or in the absence of any resignation, a duly and validly adopted resolution removing such person; and
               (vi) a certificate of a duly authorized officer of the Seller certifying that any Payoff Indebtedness of either of the Companies has been repaid in full and extinguished in accordance with Section 2.04(a) and that, as of the Closing, the Companies have no liability or obligation for any Indebtedness (other than as set forth on such certificate or reflected on, or reserved against in, the Most Recent Audited Balance Sheet).
     Section 2.06 Deliveries by the Purchaser.
          (a) Concurrently with the execution of this Agreement, the Purchaser shall deliver or cause to be delivered to the Seller:
               (i) the Guarantee in the form attached as Exhibit 2.06(a) (the “GD Guarantee”) duly and validly executed by General Dynamics Corporation in the form attached hereto, together with a certificate of the Secretary of General Dynamics Corporation attesting to the authority of the person having signed the GD Guarantee to have signed and delivered the GD Guarantee; and
               (ii) a true and complete copy, certified by the Secretary or Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby by the Purchaser;
          (b) At the Closing, the Purchaser shall deliver to the Seller:
               (i) the Initial Purchase Price as provided in Section 2.02 and adjusted pursuant to Section 2.07;
               (ii) an executed counterpart of the Transition Services Agreement;
               (iii) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a) and Section 8.01(b); and
               (iv) a certificate of the Secretary or Assistant Secretary of the Purchaser certifying that the resolutions described in Section 2.06(a)(ii) have not been rescinded, modified, amended or qualified in any way since the date thereof and continue to be in full force and effect.
     Section 2.07 Estimate of Closing Net Working Capital. The Initial Purchase Price shall be subject to adjustment prior to the Closing, as specified in this Section 2.07:
          (a) Estimated Statement. Not fewer than three Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Purchaser a good faith estimate of the unaudited consolidated balance sheet of the Companies dated as of the closing date (the “Estimated Closing Date Balance Sheet”) and a statement with reasonable supporting detail (the “Estimated Statement of Closing Net Working Capital”) setting forth the Seller’s good faith estimate of Net Working Capital of the Companies as of the Closing Date (the “Estimated Closing Net Working Capital”), giving effect to the transactions contemplated by this Agreement to occur prior to or in connection with the Closing, including the actions described in Section 2.04.
          (b) The Estimated Closing Date Balance Sheet, and the Estimated Statement of Closing Net Working Capital shall reflect the Seller’s good faith estimate of the amount of each line item thereon determined on a basis consistent with and utilizing the same principles, practices and policies of the Companies as those used in preparing the Audited Balance Sheet of the Companies as of December 31, 2007 (the “Most Recent Audited Balance Sheet”); provided, however, that the Estimated Closing Date Balance Sheet neither shall reflect, nor include any entry for, deferred taxes. In addition, the Estimated Statement of Closing Net Working Capital shall be substantially in the form of the illustrative Net Working Capital calculation set forth in Exhibit 2.08(a)(ii).

          (c) Pre-Closing Purchase Price Adjustment. The Purchase Price shall be adjusted prior to the Closing as follows:
               (i) If the Estimated Closing Net Working Capital exceeds the Reference Net Working Capital, then the Initial Purchase Price to be paid at the Closing shall be adjusted upward in an amount equal to such excess.
               (ii) If the Estimated Closing Net Working Capital is less than the Reference Net Working Capital, then the Initial Purchase Price to be paid at the Closing shall be adjusted downward in an amount equal to such difference.
     Section 2.08 Post-Closing Adjustment of Initial Purchase Price. The Initial Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.08:
          (a) Closing Balance Sheet.
               (i) As promptly as practicable, but in any event within 60 days following the Closing Date, the Purchaser shall prepare and deliver to the Seller:
                    (A) an unaudited consolidated balance sheet of the Companies, dated as of the Closing Date (the “Closing Balance Sheet”), and giving effect to the transactions contemplated by this Agreement to occur in connection with the Closing, including the actions described in Section 2.04, consistent with the Most Recent Audited Balance Sheet and prepared in accordance with Section 2.08(a)(ii); and
                    (B) a statement (the “Closing Net Working Capital Statement”) of the Net Working Capital of the Companies as of the Closing Date (the “Closing Net Working Capital”), prepared in accordance with Section 2.08(a)(ii).
               (ii) The Closing Balance Sheet and the Closing Net Working Capital Statement shall be prepared on a basis consistent with and utilizing the same principles, practices and policies of the Companies as those used in preparing the Most Recent Audited Balance Sheet. In addition, the Closing Net Working Capital Statement shall be prepared substantially in the form of the illustrative Net Working Capital calculation set forth in Exhibit 2.08(a)(ii).
               (iii) The Purchaser and the Seller hereby acknowledge that, notwithstanding the provisions of Section 2.04(a) and Section 2.04(b), (A) all Cash of the Companies that existed prior to the Closing and that remain immediately after the Closing shall be reflected on the Closing Net Working Capital Statement and the Closing Balance Sheet; and (B) to the extent that any Indebtedness of the Companies that existed prior to the Closing remains immediately after the Closing, such Indebtedness shall be reflected on the Closing Net Working Capital Statement and the Closing Balance Sheet.
          (b) Disputes.
               (i) The Seller and its representatives shall be given timely access to all supporting documents and work papers used in the preparation of the Closing Net Working Capital Statement and the Closing Balance Sheet and such Books and Records, facilities and employees of the Companies and the Purchaser as it may reasonably request, in connection with its review of the Closing Net Working Capital Statement and the Closing Balance Sheet.
               (ii) The Seller may dispute any amounts reflected on the Closing Net Working Capital Statement or the Closing Balance Sheet. If the Seller elects to dispute any such amount, the Seller shall notify the Purchaser in writing of each disputed item on the Closing Net Working Capital Statement, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 60 days of the Purchaser’s delivery of the Closing Balance Sheet and the Closing Net Working Capital Statement under Section 2.08(a)(i) to the Seller. In the event of such a dispute, the Seller and the Purchaser shall attempt to reconcile their differences. If the Seller and the Purchaser are unable to reach a resolution within 60 days after receipt by the Purchaser of the Seller’s written notice of dispute, the Seller and the Purchaser shall submit the items remaining in dispute for resolution to BDO Seidman, LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Purchaser and the Seller, to another independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser) (either BDO Seidman, LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, as soon as practicable after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final and binding on the Seller and the Purchaser. The Independent Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. If the Independent Accounting Firm resolves all disputes presented to it entirely in the manner proposed by the Seller or the Purchaser, as the case may be, the fees and expenses of the Independent Accounting Firm relating to the resolution of such dispute shall be paid by the other party. In all other events, the fees and expenses of the Independent Accounting Firm shall be shared based on the difference between the Seller’s position, on the one hand, and the Purchaser’s position, on the other hand, initially presented to the Independent Accounting Firm (based on the aggregate of all differences taken as a whole) and the final resolution as determined by the Independent Accounting Firm in proportion to the total difference between the Seller’s and the Purchaser’s initial positions.
          (c) Post-Closing Purchase Price Adjustment. The Closing Balance Sheet and the Closing Net Working Capital Statement shall be deemed final for the purposes of this Section 2.08 upon the earliest of (i) the failure of the Seller to notify the Purchaser of a dispute in accordance with Section 2.08(b)(ii), (ii) the resolution of all disputes by the Seller and the Purchaser and (iii) the resolution of all disputes by the Independent Accounting Firm. Within two Business Days of the Closing Balance Sheet and the Closing Net Working Capital Statement being deemed final, an adjustment to the Initial Purchase Price shall be made as follows, by wire transfer in immediately available funds to the Seller or the Purchaser, as applicable:
                    (A) If the Closing Net Working Capital exceeds the Estimated Net Working Capital, then the Initial Purchase Price shall be adjusted upward in an amount equal to such excess and the Purchaser shall pay such amount to the Seller by wire transfer in immediately available funds.

                    (B) If the Closing Net Working Capital is less than the Estimated Net Working Capital, then the Initial Purchase Price shall be adjusted downward in an amount equal to such difference and the Seller shall pay such amount to the Purchaser by wire transfer in immediately available funds.
          (d) Purchase Price. The Initial Purchase Price, as adjusted in accordance with Section 2.07 and Section 2.08, shall be referred to as the “Purchase Price.”
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
     Subject to the first sentence of Section 11.08, except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing or, if a representation or warranty is made as of a specified date, as of such date, as follows.
     Section 3.01 Organization, Authority and Qualification of the Seller and the Parent. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Parent has all necessary corporate power and authority to execute and deliver the Transition Services Agreement, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate and stockholder action on the part of the Seller. The execution and delivery by the Parent of the Transition Services Agreement, the performance by the Parent of its obligations thereunder and the consummation by the Parent of the transactions contemplated thereby have been duly authorized by all requisite corporate and stockholder action on the part of the Parent. This Agreement has been, and upon its execution by the Parent the Transition Services Agreement shall have been, duly executed and delivered by the Seller and the Parent, as applicable and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon its execution by the Parent the Transition Services Agreement shall constitute, legal, valid and binding obligations of the Seller and the Parent respectively, enforceable against the Seller and the Parent in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of public policy.
     Section 3.02 Organization, Authority and Qualification of ViPS.
          (a) ViPS is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. True and correct copies of the certificate of incorporation and bylaws of ViPS have been made available by the Seller to the Purchaser.

          (b) ViPS is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
     Section 3.03 Capitalization; Ownership of Shares. The authorized capital stock of ViPS consists of 100 shares of common stock, all of which are issued and outstanding, fully paid and nonassessable. There are no Derivatives with respect to ViPS’s capital stock. The Shares constitute all the issued and outstanding capital stock of ViPS and are held beneficially and owned of record by the Seller free and clear of all Encumbrances other than Encumbrances created on or after the Closing related to the Purchaser’s ownership thereof, as to which no representation or warranty is made. The Shares were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. ViPS has not redeemed any securities in violation of any Contract, Governmental Order or Law. There are no Derivatives with respect to ViPS’s capital stock, and upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller will convey the Shares to the Purchaser, free and clear of all Encumbrances or other limitations whatsoever, other than those arising under applicable securities laws. The certificates, assignments, endorsements, stock powers and other instruments of transfer delivered by the Seller to the Purchaser at the Closing will be sufficient to transfer the Seller’s entire interest, legal and beneficial, in the Shares to the Purchaser.
     Section 3.04 Subsidiaries. ViPS BioMedical Services is ViPS’s sole Subsidiary, direct or indirect. The authorized capital stock of ViPS BioMedical Services consists of 100,000 shares of common stock, without par value, all of which are issued and outstanding and held beneficially and owned of record by ViPS free and clear of all Encumbrances or other limitations whatsoever, other than those arising under applicable securities laws. All of such shares of ViPS BioMedical Services have been duly authorized and validly issued and are fully paid and nonassessable and, at the Closing, all such issued and outstanding shares will be owned by ViPS, free and clear of all Encumbrances, other than Encumbrances created on or after the Closing Date related to the Purchaser’s ownership thereof, as to which no representation or warranty is made, or arising under applicable securities laws. There are no Derivatives with respect to ViPS BioMedical Services’ capital stock. All of such shares were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. ViPS BioMedical Services has not redeemed any securities in violation of any Contract, Governmental Order or Law. ViPS BioMedical Services conducts no operations and does not hold any material assets.
     Section 3.05 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 of the Disclosure Schedule have been obtained, all filings and notifications listed in Section 3.06 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Seller of this Agreement and by the Parent of the Transition Services Agreement do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller, the Parent or either Company, (ii) conflict with or violate any Law or Governmental Order applicable to the Seller, the Parent or either Company, (iii) except as set forth in Section 3.05 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) or require any consent, approval, authorization, release, waiver, or other order of, action by, filing with or notification to any third party under, any Material Contract or Active Government Contracts, except, in the case of clause (ii) as would not have a Material Adverse Effect.
     Section 3.06 Governmental Consents and Approvals. The execution, delivery and performance by the Seller of this Agreement and by the Parent of the Transition Services Agreement do not and will not require any consent, approval, authorization, release, waiver or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as described in Section 3.06 of the Disclosure Schedule, (ii) the premerger notification and waiting period requirements of the HSR Act, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement, or (iv) as may be necessary primarily as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.
     Section 3.07 Financial Information.
          (a) Set forth in Section 3.07(a) of the Disclosure Schedule are the following financial statements: (i) the audited consolidated balance sheet of the Companies as of December 31, 2006 and December 31, 2007 (the “Audited Balance Sheets”) and the related audited consolidated statements of income and cash flows of the Companies for the fiscal years ended December 31, 2006 and December 31, 2007 (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Companies as of March 31, 2008, and the related unaudited consolidated statements of income and cash flows of the Companies for the three-month period ended March 31, 2008 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).
          (b) Except as set forth in Section 3.07(b) of the Disclosure Schedule, the Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Companies as of each date and for the periods covered thereby in accordance with GAAP, consistently applied; provided, that the Unaudited Financial Statements lack (i) footnotes and other presentation items associated with audited financial statements and (ii) updates to the deferred tax amounts included in the unaudited consolidated balance sheet as of March 31, 2008.
          (c) The Companies have established and maintain a system of internal accounting controls that their management reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain asset accountability.
          (d) The Financial Statements were prepared from the Books and Records of the Companies.
     Section 3.08 Absence of Undisclosed Material Liabilities. There are no Liabilities of either of the Companies of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (i) reflected on, or reserved against in, the Most

Recent Audited Balance Sheet, (ii) set forth in Section 3.08 of the Disclosure Schedule or (iii) incurred since December 31, 2007 in the Ordinary Course of Business of the Companies.
     Section 3.09 Conduct in the Ordinary Course. Except as set forth in Section 3.09 of the Disclosure Schedule, from the Reference Statement Date through the date of this Agreement, neither Company has:
          (a) (i) issued, sold, granted or authorized the issuance of, or redeemed, purchased or acquired any capital stock or other ownership interests, notes, bonds or other securities of either Company (or any Derivative in respect of the same), or (ii) other than dividends and distributions of cash on hand declared, made or paid by such Company to another Company, the Seller or the Parent, declared, set aside, made or paid any dividends or other distributions to the holders of its capital stock or other equity securities;
          (b) amended or restated its certificate of incorporation or bylaws (or similar organizational documents);
          (c) granted or announced any increase in, or acceleration of payment or vesting of, the salaries, bonuses or, on an aggregate basis, other benefits payable by such Company, to any of the employees of such Company, other than (i) as required by Law, (ii) pursuant to any plans, programs or agreements existing on the date of this Agreement (which shall include bonus programs of either of the Companies) or (iii) other increases in the Ordinary Course of Business and consistent with the past practices of such Company (which shall include increases due to promotions and normal periodic performance reviews and related compensation and benefit increases), as the case may be;
          (d) incurred, assumed, guaranteed or otherwise become responsible for any Indebtedness (i) for borrowed money or (ii) other indebtedness in an aggregate amount exceeding $500,000;
          (e) made any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any Person or any division thereof;
          (f) except in the Ordinary Course of Business, created any Encumbrances on any of their assets, tangible or intangible, other than Permitted Encumbrances;
          (g) excluding the sale, assignment or other transfer of computer equipment to customers on a pass through basis, sold, assigned or transferred any of their tangible assets except for (i) any such assets having an aggregate value of less than $100,000 or (ii) having an aggregate value of less than $250,000 and sold in the Ordinary Course of Business;
          (h) made any (i) material change in any accounting method, principle or practice or any pricing, payment or credit practice or policy used by such Company, other than such changes required by GAAP or by Law; or (ii) material change in its policies or general practices regarding the rate or timing of its payment of trade payables or its collection of accounts receivable; or (iii) changed provisional rates with the Centers for Medicare & Medicaid Services (“CMS”);

          (i) commenced, settled or agreed to settle any Action;
          (j) experienced any labor dispute, disruption, work slowdown, stoppage or strike;
          (k) terminated or closed any facility, business or operation, or transferred any employees of either of the Companies to an Affiliate of the Seller;
          (l) made a loan, advance or capital contribution to, or any other investment in, any other Person other than advances to employees and intercompany cash management activities with its Affiliates, in each case, in the Ordinary Course of Business;
          (m) (i) waived or relinquished any material right under any Material Contract to or for the benefit of any other Person or (ii) revalued or reclassified any of its assets or liabilities related to business, including written up or written down the value of any of its assets, individually or in the aggregate, in an amount greater than $500,000;
          (n) (i) amended, modified, accelerated, or, other than through its expiration, terminated, cancelled or permitted to lapse any Material Contract or any insurance policies covering either of the Companies, other than amendments and modifications in the Ordinary Course of Business or terminations for convenience by a Governmental Customer, or (ii) entered into, or submitted a binding proposal to enter into, any fixed price software development Contract that involves payments to ViPS in excess of $500,000;
          (o) made or received any payment to or from, or entered into any transaction with, the Seller or any Affiliate of the Seller other than the Surviving Interaffiliate Agreements and intercompany cash management activities in the Ordinary Course of Business;
          (p) granted any rights or interests (including any license or sublicense) to any other Person with respect to any Intellectual Property of either of the Companies, other than in the Ordinary Course of Business;
          (q) made or changed any material election, or settled or compromised any material liability in respect of Taxes, changed any accounting method in respect of Taxes, filed any amendment to an income Tax Return, entered into any closing agreement, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (r) agreed to take any of the actions specified in Section 3.09(a)-(q), except as contemplated by this Agreement.
     Section 3.10 Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, there is no Action by or against either Company pending, or to the Knowledge of the Seller threatened, before any Governmental Authority. Except as set forth in Section 3.10 of the Disclosure Schedule, there is no Action by or against the Seller pending, or to the Knowledge of the Seller threatened, before any Governmental Authority that would have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

     Section 3.11 Compliance with Law; Permits.
          (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule, neither Company is, or since January 1, 2007, has been in violation in any material respect of any Laws or Governmental Orders applicable to it, its business, its assets and the Shares, and no Action has been filed or commenced or, to the Seller’s Knowledge, threatened, and, to the Seller’s Knowledge, no investigation has been commenced, against either Company or any of their directors, officers, shareholders, employees or agents alleging any failure to so comply. Since January 1, 2007, except as set forth in Section 3.11(a) of the Disclosure Schedule, neither the Seller nor either Company has received any written notice of a violation of any such Law, or to the Seller’s Actual Knowledge, any oral notice from any employee of either Company, any Governmental Authority, or any customer of either of the Companies that asserts a violation of any such Law.
          (b) Section 3.11(b) of the Disclosure Schedule sets forth a complete list of all Permits held by each Company, which constitute all of the material Permits which are required for the operation of the Business as presently conducted and the ownership and operation of the assets of the Companies, to be in material compliance with all applicable Laws. All such material Permits are, and immediately following the Closing will be, in full force and effect. The Companies are each in material compliance with the terms, conditions and provisions of such Permits required to be listed in Section 3.11(b) of the Disclosure Schedule. Since January 1, 2007, except as set forth in Section 3.11(b) of the Disclosure Schedule, neither the Seller nor either Company has received any written notice of any default under, or violation of, any such Permit that could reasonably lead to the revocation thereof, or to the Seller’s Actual Knowledge, any oral notice from any employee of either Company, any Governmental Authority, or any customer of either of the Companies that asserts any such default or violation.
     Section 3.12 Environmental Matters. Except as set forth in Section 3.12 of the Disclosure Schedule, to the Knowledge of the Seller:
          (a) there are, with respect to each of the Companies, no present material violations of any applicable Environmental Laws or Environmental Permits;
          (b) the operations of the Companies have not resulted in any material release of Hazardous Substances; and
          (c) the Seller has delivered or made available to the Purchaser true, correct and complete copies of all environmental investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of the Seller or either Company concerning any material violation of Environmental Laws or Hazardous Substance contamination to the extent such documents are in the possession or control of the Seller.
     Section 3.13 Intellectual Property.
          (a) Section 3.13(a)(1) of the Disclosure Schedule is a true and accurate list of all registered Intellectual Property Rights (including patents) and applications for registered Intellectual Property Rights (including patent applications) owned by either Company. The Companies own all right, title and interest in, or are licensed to use or distribute, all of the Key

Company Software other than (i) licenses and restrictions on disclosure in the Ordinary Course of Business or (ii) as otherwise set forth on Section 3.13(a)(4) of the Disclosure Schedule. The Key Company Software is not subject to any Encumbrances (other than Permitted Encumbrances) or restrictions or limitations regarding ownership, use, license or disclosure (including any “rights in data” claims of the U.S. Government), other than (i) licenses and restrictions on disclosure in the Ordinary Course of Business, (ii) the rights of third parties in third-party software and other products listed under the heading “Third-Party Software” on Section 3.13(a)(3) of the Disclosure Schedule or (iii) as otherwise set forth on Section 3.13(a)(4) of the Disclosure Schedule.
          (b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, (i) neither Company has infringed, misappropriated or otherwise violated, and the operation of the Companies as presently conducted (without any representation about the operation of the Companies in the same manner after the Closing) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party, (ii) neither Company has received in the past three years any written notice of any actual, alleged, possible or potential infringement, misappropriation or other violation of any Intellectual Property Rights of any third party relating to such Company, (iii) there is no Action pending or, to the Knowledge of the Seller, threatened by any third party against either Company that challenges the legality, validity, enforceability, use or ownership of any Company IPR or alleges a claim of infringement, dilution, misappropriation or other violation of any Intellectual Property Rights of any third party and (iv) to the Seller’s Knowledge, neither Company has received in the past three years any unsolicited offers to license Intellectual Property Rights from a third party that, if such Company did not respond as requested thereby, would create a substantial likelihood of a claim of infringement of Intellectual Property Rights from the sender thereof.
          (c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, (i) to the Knowledge of the Seller, there is no unauthorized use, disclosure, infringement, misappropriation or other violation (including unauthorized use or disclosure) of any material Intellectual Property Rights owned by or exclusively licensed to either Company by any third party, including any employee or former employee of either Company and (ii) neither Company has brought an Action in the past three years alleging unauthorized use, disclosure, infringement, misappropriation or other violation of any material Intellectual Property Rights owned by or licensed to such Company or breach of any license or agreement involving such material Intellectual Property Rights against any third party.
          (d) The Companies own or are licensed (and immediately following the Closing will own or, taking into account the Transition Services Agreement and the Surviving Interaffiliate Contracts, will be licensed) sufficient Intellectual Property Rights to conduct the business of the Companies as it is currently conducted, in all material respects. The Companies have taken reasonable steps to protect their confidential and proprietary information, including trade secrets and know-how, and to the Seller’s Knowledge, there has been no unauthorized use or disclosure of the foregoing.
          (e) Except as set forth in Section 3.13(e) of the Disclosure Schedule, none of the Key Company Software incorporates or links to any OSS. None of the Key Company Software or any prior versions thereof is subject to a license for OSS that requires any source code for the Key Company Software, other than the OSS incorporated therein or linked thereto, to be disclosed or otherwise made available to any third party.
          (f) All of the Companies’ current and former employees and independent contractors that have participated in the development of the Key Company Software have assigned all right, title and interest thereto, and all Intellectual Property Rights therein, to either Company, in each case free and clear of all Encumbrance.
     Section 3.14 Real Property. Neither Company owns any real property. Section 3.14 of the Disclosure Schedule sets forth, as of the date of this Agreement, the address of each parcel of Leased Real Property, and a list of all Leases for each such parcel of Leased Real Property. The Seller has made available to the Purchaser a true, correct and complete copy of each Lease. Except as set forth in Section 3.14 of the Disclosure Schedule; with respect to each of the Leases, (i) such Lease is in full force and effect, (ii) except as set forth in Section 3.05 of the Disclosure Schedule, the transactions contemplated by this Agreement will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be in full force and effect on identical terms following the Closing, (iii) neither Company is in default under the Leases and, to the Seller’s Knowledge, there are no defaults by any other parties under such Lease, (iv) neither Company has assigned, sublet, transferred, mortgaged, deeded in trust, conveyed or encumbered any interest in the Leases or the Leased Real Property, and (v) to the Seller’s Knowledge, there is no Action pending or threatened that could materially interfere with the quiet enjoyment by the Companies after the Closing Date of the Leased Real Property.
     Section 3.15 Employee Benefits Matters.
          (a) Other than workers’ compensation, unemployment compensation and other plans and programs required under applicable Laws, Section 3.15(a) of the Disclosure Schedule lists, as of the date of this Agreement: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other material benefit plans or programs, and all employment, termination, severance or other contracts or agreements with employees that provide for termination pay (A) to which the Parent, the Seller or either Company is a party and which are for the benefit of any current or former employee, officer or director of either Company, (B) with respect to which the Parent, the Seller or either Company has any material obligation with respect to any current or former employee, officer or director of either Company, (C) which are maintained, contributed to or sponsored by the Parent, the Seller or either Company for the benefit of any current or former employee, officer or director of either Company or (D) which are either a stock option, stock purchase, restricted stock or other equity plan or arrangement maintained by Parent, the Seller or either Company for the benefit of any current or former employee, officer or director of either Company (collectively, the “Plans”). Except as set forth in Section 3.15(a) of the Disclosure Schedule, each Plan is in writing, and the Seller has made available to the Purchaser a copy of each Plan.
          (b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, (i) each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws; (ii) each of the Parent, the Seller and each Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and to the Knowledge of the Seller, no other party to any Plan is in material default or violation of any Plan; (iii) no Action is pending or, to the Knowledge of the Seller, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course of Business) and, to the Knowledge of the Seller, no fact or event exists that could give rise to any such Action; and (iv) no Plan provides medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for continuation coverage as required by Section 4980B of the Code or by applicable state insurance laws.
          (c) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter, opinion letter or advisory letter from the IRS covering all of the provisions applicable to the Plan for which determination letters, opinion letters or advisory letters (as applicable) are currently available that the Plan is so qualified, and, to the Knowledge of the Seller, no fact or event has occurred since the date of such determination letter, opinion letter or advisory letter (as applicable) or letters from the IRS to adversely affect the qualified status of any such Plan, except as set forth in Section 3.15(c) of the Disclosure Schedule.
          (d) All contributions (including any salary deferrals or employer contributions) required to be made by the Companies under the terms of the 401(k) Plan (as defined in Section 6.01(c)), as the date hereof have been made within the time periods acceptable to the IRS and the DOL or have been reflected in the Companies’ consolidated financial statements to the extent required by GAAP. Any failure to make timely contributions to the 401(k) Plan will not result in any material liability to the Companies or the Purchaser.
          (e) Neither of the Companies nor any of their respective Affiliates maintains or contributes to, during the most recent six years has maintained or contributed to, or during the most recent six years has been required to maintain or contribute to any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA or minimum funding standards of Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.
          (f) To the Knowledge of the Seller, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that would reasonably be expected to subject either Company to any material tax or penalty imposed by Section 4975 of the Code.
          (g) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2007 in good faith compliance with Section 409A of the Code and guidance issued thereunder.
          (h) None of the representations and warranties in this Agreement other than those contained in this Section 3.15 and Section 3.09(c), Section 3.17(a)(ii) and Section 3.20 shall address employee benefits matters.

          (i) Except as set forth in Section 3.15(i) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement do not constitute an event under any Plan or any other agreement, arrangement or policy that requires any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of either of the Companies.
          (j) No payment or benefit with respect to any employee of either of the Companies is required to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code and there is no Plan to which either of the Companies is a party or by which either is bound to compensate any employee of either of the Companies for excise taxes paid pursuant to Section 4999 of the Code.
          (k) No individual classified as a non-employee, including an independent contractor, leased employee or consultant, for purposes of receiving benefits, regardless of treatment for other purposes, is eligible to participate in or receive benefits under the 401(k) Plan.
          (l) Neither of the Companies has been nor is presently a party to or otherwise bound by any advance agreement within the meaning ascribed at FAR 31.109 with any Governmental Customer relating to the allowability, allocation or reimbursement under one or more Government Contract of benefit costs or other matters in connection with any Plan, excluding, for avoidance of doubt, arrangements with any Governmental Customer with respect to provisional indirect cost rates applicable to one or more Government Contracts.
     Section 3.16 Taxes.
          (a) Except as set forth in Section 3.16 of the Disclosure Schedule, and except for matters that would not have a Material Adverse Effect: (i) all Tax Returns required to have been filed by or with respect to either Company have been timely filed (taking into account any extension of time to file granted or obtained) and such Tax Returns were true, correct and complete in all material respects; (ii) all Taxes shown on such Tax Returns have been paid or will be timely paid; (iii) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against either Company that has not been satisfied by payment, settled or withdrawn, and no Governmental Authority in a jurisdiction where either Company does not file Tax Returns has claimed in writing that such Company is or may be subject to taxation by that jurisdiction; (iv) there is no tax audit, examination, suit or similar tax proceeding now in progress, pending or, to the Knowledge of the Seller, threatened in writing against or with respect to either Company; (v) as of the Closing Date, there will be no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from either Company; (vi) each Company has complied in all material respects with the applicable Laws relating to the withholding of Taxes and the payment thereof; (vii) there are no Tax liens on any assets of either Company (other than Permitted Encumbrances); (viii) neither Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ix) neither Company has distributed to its stockholders stock of a controlled corporation in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement; (x) neither Company has engaged in a “reportable transaction” as defined in Treas. Reg. Sec. 1.6011-4(b); (xi) there are no adjustments under Section 481 of the Code (or any corresponding provision of state, local or foreign law) that are required to be taken into account by either Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date; (xii) neither Company will be required to include any item of income in taxable income for any period (or portion thereof) ending after the Closing Date as a result of (a) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign law), (b) closing agreement described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law) executed on or before the Closing Date, (c) installment sale or other open transaction disposition made on or before the Closing Date, or (d) a prepaid amount received on or before the Closing Date.
          (b) The Seller has delivered to the Purchaser correct and complete copies of: (i) pro forma federal income Tax Returns for 2004, 2005 and 2006, and a book to tax reconciliation relating to the Companies for federal income Tax Returns to be filed for 2007, which accurately reflect Company tax items as reported or as are anticipated to be reported on the Seller’s consolidated Tax Returns and (ii) all state, local and foreign income Tax Returns that were filed by either Company on a separate (non-unitary) basis for 2004, 2005 and 2006.
          (c) There are no joint ventures, partnerships, limited liability companies, or other arrangements to which either Company is a party that are treated as a partnership for federal income Tax purposes.
          (d) None of the representations and warranties in this Agreement other than those contained in this Section 3.16 and those contained in Section 3.15 as they relate to Taxes shall address Tax matters.
     Section 3.17 Material Contracts.
          (a) Except for Government Contracts (which are set forth separately under Section 3.18 of the Disclosure Schedule), Section 3.17(a) of the Disclosure Schedule lists, as of the date of this Agreement, each of the following Contracts to which either Company is a party (such Contracts being “Material Contracts”):
               (i) all Contracts (other than Leases listed in Section 3.14 of the Disclosure Schedule) involving total annual payments by the Company party thereto of more than $500,000 during 2007 (or currently expected in 2008) and that is not cancelable by the Company party thereto, without liability on 90 or less days notice to the other party thereto;
               (ii) all employment Contracts with employees that provide for termination pay, stay pay or retention pay and Contracts with independent contractors or consultants (or similar arrangements) whose current annualized consulting fee is in excess of $100,000 that are not cancelable without penalty or further payment and without more than 90 days’ notice;
               (iii) all Contracts (excluding, in the cases of clause (A), Contracts entered into with customers and vendors in the Ordinary Course of Business (including contractor team arrangements under FAR 9.601(2))) that (A) limit or purport to limit the ability of either Company party thereto to (1) compete with, or solicit the services or employment of, any other Person; (2) sell any product or other asset, or perform any services anywhere in the world (other than Contracts with third parties that restrict the right of the Company party thereto with respect to such third party’s product covered by such Contract); (3) acquire any product or other asset or any services from any other Person; or (B) contain a most-favored-nation, best pricing or other similar term or provision;
               (iv) the top 10 customer Contracts (including Government Contracts) to which either Company is a party, based on 2007 revenues of ViPS;
               (v) all joint venture agreements or partnership agreements (other than agreements with respect to “contractor team arrangements” under FAR 9.601(2));
               (vi) all Contracts with any labor union;
               (vii) all Contracts that provide for indemnification of any officer, director or employee of either Company, or that contain any other material indemnification obligation granted by a Company outside of the Ordinary Course of Business, it being understood and agreed that all indemnification obligations granted by the Companies in Contracts with customers, including business associate agreements, were granted in the Ordinary Course of Business;
               (viii) all Contracts with the Seller or any Affiliate of the Seller (other than the other Company);
               (ix) all notes, debentures, bonds, indentures, guarantees, loans, credit or financing agreements, instruments or other evidence of Indebtedness of the Companies;
               (x) all Leases; and
               (xi) all powers of attorney granted by either of the Companies.
          (b) True and correct copies of each of the Material Contracts have been made available to the Purchaser or if oral an accurate and complete description of all material terms have been made available to the Purchaser. Except as disclosed in Section 3.17(b) of the Disclosure Schedule and except in the case of the expiration of Contracts and the amendment of Contracts in the Ordinary Course of Business and subject to the right of a Governmental Customer to terminate a Contract for convenience, each Material Contract (i) is valid and binding on the Company party thereto, and, to the Knowledge of the Seller, the counterparties thereto, (ii) is in full force and effect and (iii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.05 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence, in each case, subject to its terms. Except as disclosed in Section 3.17(b) of the Disclosure Schedule, neither Company, and to the Seller’s Knowledge, no counterparty thereto, is in material breach of, or material default under, any Material Contract to which it is a party. For the avoidance of doubt, for purposes of this Agreement, no finalization or adjustment to provisional rates, or the application thereof, in the Ordinary Course of Business shall in and of itself be deemed to constitute an amendment to or breach of any agreement.
     Section 3.18 Government Contracts.
          (a) Each Government Contract, to which either of the Companies is a party under which either of the Companies is performing and on which final payment has not been received as of the date hereof (each an “Active Government Contract”), is listed under Section 3.18(a) of the Disclosure Schedule (true and complete copies of which, including all modifications and amendments thereto, have been made available by the Seller to the Purchaser).
          (b) Section 3.18(b) of the Disclosure Schedule lists and identifies each outstanding bid, proposal, offer or quotation made by either of the Companies or joint venture as of the date hereof, in which either Company is participating, that, if accepted, would lead to a Government Contract (each, a “Bid”) (true and complete copies of which, including all modifications and amendments thereto, have been made available by the Seller to the Purchaser). All outstanding Bids were made in the Ordinary Course of Business in a manner consistent with past practice. With respect to each outstanding Bid: (i) to the Seller’s Knowledge, the applicable Company has complied with all applicable Laws, (ii) all representations and certifications executed by either of the Companies pertaining to such Bid were complete and correct as of their effective date and (iii) neither Company has submitted any inaccurate, incomplete or untruthful cost or pricing data in connection therewith and that would subject such Company to damages or liability under the Truth in Negotiations Act other than a price reduction to reflect the adjustment of such data.
          (c) As of the date hereof, no Active Government Contract directly between a Company and a Governmental Customer is the subject of bid or award protest proceeding; and, to the Knowledge of the Seller, each such Active Government Contract was legally awarded.
          (d) As of the date hereof, with respect to each Active Government Contract (i) there are no audits, reviews, inspections, investigations, surveys or examinations of records, completed within the past three (3) years or, to the Seller’s Knowledge, underway, by any Governmental Customer that have questioned or disallowed any costs claimed by either Company under such Government Contracts, or recommended that either of the Companies make any payments to a Governmental Customer, or have revealed any fact, occurrence, or practice that could affect the assets, business or financial statement of either Company or its continued eligibility to receive and perform Government Contracts, (ii) each Company has complied in all material respects with all applicable Laws and statutory and regulatory requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles, and the Cost Accounting Standards, pertaining to such Government Contracts and to each of the Companies’ quotations, bids and proposals submitted within the past three (3) years for Government Contracts, (iii) each Company has complied in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of such Government Contracts, (iv) all representations, certifications or disclosure statements made or submitted by or on behalf of either of the Companies within the past three (3) years in connection with any Government Contract and, to the Seller’s Knowledge, its quotations, bids and proposals for Government Contracts were current, accurate and complete as of the date of their submission, (v) there is, to Seller’s Knowledge, no suspension, stop work order, cure notice, show cause notice or termination notice from a Governmental Customer to either of the Companies in effect for any Government Contract, nor has any Governmental Customer threatened in writing to issue one, and (vi) within the past three (3) years, neither Company has been assessed, nor has any Governmental Customer threatened in writing to assess against either of the Companies any penalties, credits or other similar contractual offsets pursuant to any performance-based Government Contract that contains service level arrangements or other similar performance measures.
          (e) The Companies have developed and implemented corporate practices and procedures designed to ensure compliance with applicable United States Government procurement statutes, regulations and Government Contract requirements.
          (f) Within the past three (3) years, there has been no (i) to the Seller’s Knowledge, administrative, civil or criminal investigation, indictment, or information of either of the Companies by any Governmental Authority, (ii) administrative or civil litigation, of which either of the Companies is a party, involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, (iii) to the Seller’s Knowledge, cure notice, show cause letter, or notice of default termination received by either Company from a Governmental Customer relating to any Government Contract, (iv), withholding or set-off (other than the hold-backs pursuant to Contracts in the Ordinary Course of Business) of material amounts of money otherwise acknowledged to be payable to either of the Companies under a Government Contract by a Governmental Customer, (v) actual or proposed suspension or debarment of either of the Companies or, to the Seller’s Knowledge, any director, officer, employee, consultant or Affiliate of either Company from eligibility for Government Contracts, or (vi) written notice to either Company of a determination of non-responsibility rendered by a Governmental Customer against either Company with respect to any quotation, bid or proposal for a Government Contract.
          (g) Except for those liens listed in Section 3.18(g) of the Disclosure Schedule, made in accordance with 31 U.S.C. § 3727 (as amended), otherwise known as the Assignment of Claims Act, and 41 U.S.C. § 15 (as amended), otherwise known as the Anti-Assignment Act, neither Company has assigned or agreed to assign to any Person any right, title or interest in or to any of the Government Contracts directly between a Company and a Governmental Customer, or any account receivable relating thereto.
          (h) Except as set forth in Section 3.18(h) of the Disclosure Schedule, no Government Contract was awarded to either Company based on such Company’s certification that it is or was a small business, Section 8(a) business concern, small disadvantaged business, woman-owned small business, historically underutilized business zone small business, veteran-owned small business or service-disabled veteran-owned small business status.
          (i) Except as would not have a Material Adverse Effect, neither Company has failed within the past three (3) years to comply with applicable Laws with respect to the possession and maintenance of government-furnished property (as defined in the FAR) or with respect to the FLSA, the SCA or any wage determinations issued under the SCA.

     Section 3.19 Insurance. Section 3.19 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material policies of fire, hazard, casualty, liability, life, workers’ compensation and other forms of insurance of any kind (exclusive of those relating to employee health or welfare benefits) (“Policies”) to which either Company is an insured, and, except as otherwise specified therein, such Policies are in full force and effect and will remain in full force and effect until the Closing and all due premiums have been paid. Neither Company is in breach of its obligations under any of the Policies nor has any Company received any adverse notice or communication from any of the insurers party to the Policies with respect to any such alleged breach or failure in connection with any of the Policies. Neither Company has during the last three (3) years from the date hereof been refused any insurance with respect to its assets or operations, nor has coverage during the last three (3) years from the date hereof been materially limited by any insurance carrier to which any Company has applied for any Policy or with which any Company has carried a Policy.
     Section 3.20 Labor Relations. Neither Company is a party to any collective bargaining agreements, memoranda of understanding, settlements or other labor agreements or contracts with any union or labor organization. Except as set forth in Section 3.20(a) of the Disclosure Schedule, there are no Actions pending or, to the Seller’s Knowledge, threatened, between either Company and any current or former employee or any labor or other collective bargaining unit representing any current or former employee that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage. Except as set forth in Section 3.20(a) of the Disclosure Schedule, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees, and to the Seller’s Actual Knowledge, no executive or key employee of either Company or group of employees has any plan to terminate employment with either Company. There are no current U.S. Department of Labor, National Labor Relations Board, Office of Federal Contract Compliance Programs, Equal Employment Opportunity Commission or other Governmental Entity conciliation agreements, noncompliance findings or audits pending or in effect with respect to either Company.
     Section 3.21 Brokers. Except for Jefferies & Company, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or the Seller. The Parent or the Seller is solely responsible for the fees and expenses of Jefferies & Company, Inc.
     Section 3.22 Corporate Records. Except as set forth on Section 3.22 of the Disclosure Schedule, correct and complete copies of the charter and bylaws of each of the Companies (as amended to date) have been provided to the Purchaser. A materially complete copy of the minute books of the meetings of the stockholders, board of directors and committees of the board of directors, as well as the stock record books, of each of the Companies has been provided to the Purchaser.
     Section 3.23 Title and Related Matters. Except as set forth in Section 3.23 of the Disclosure Schedule, the Companies have good and marketable title to all tangible assets reflected in the Audited Financial Statements or acquired after the Reference Statement Date, free and clear of all Encumbrances, except Permitted Encumbrances. Immediately after the Closing, taking into account the Transition Services Agreement and the Surviving Interaffiliate

Contracts, the Companies will own, or have the right to use, all tangible properties and assets that are used by the Companies in connection with the Companies’ business on the same basis as before the Closing, in all material respects.
     Section 3.24 Dealings with Affiliates. Section 3.24 of the Disclosure Schedule contains a complete and correct list (and if oral, an accurate and complete description of all material terms) of all Contracts, whether or not entered into in the Ordinary Course of Business, to or by which either Company, on the one hand, and any of its Affiliates, on the other, are a party or otherwise bound (excluding Contracts involving directors, officers and employees arising out of or relating to their roles as such). Except as set forth on Section 3.24 of the Disclosure Schedule, none of the stockholders, officers, directors or, to the Seller’s Knowledge, employees of either Company, nor any of their respective Affiliates, have been involved in any business arrangement or relationship with either Company (excluding Contracts involving directors, officers and employees arising out of or relating to their roles as such), are entitled to any payment or transfer of any assets from either Company (excluding Contracts involving directors, officers and employees arising out of or relating to their roles as such), have a material interest in any material property or asset owned, leased, licensed or used by either Company or have a material interest in any customer or supplier of either Company or any provider of products or services to either Company.
     Section 3.25 Customers and Vendors. Between the Reference Statement Date and the date hereof, no counterparty to any of the contracts listed in Section 3.17(a)(i) or (iv) has terminated its business relationship with either of the Companies, has explicitly threatened any such termination in writing, or, to the Seller’s Actual Knowledge, has threatened any such termination orally, in each case, other than upon expiration of a Contract.
     Section 3.26 Absence of Certain Business Practices. No shareholder, director, officer or employee of either Company or their Affiliates, in his, her or its capacity as such, acting alone or together, has: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, vendor, employee or agent of any customer or vendor, official or employee of any Governmental Customer or other Person; or (ii) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, vendor, employee or agent of any customer or vendor, official or employee of any Governmental Customer, or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of either of the Companies (or assist either of the Companies in connection with any actual or proposed transaction) that, in the case of either clause (i) or (ii), is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law.
     Section 3.27 Privacy and Information Security.
          (a) Except as set forth in Section 3.27 of the Disclosure Schedule:
               (i) each Company is currently in compliance in all material respects with all applicable: (A) Privacy Laws; (B) Company privacy and data security policies, procedures, statements or notices; (C) Governmental Orders relating to Privacy Laws or

Personally Identifiable Information; and (D) Contracts entered into by either Company that pertain to Privacy Laws or Personally Identifiable Information;
               (ii) there is no Action by or against either Company pending or, to the Seller’s Knowledge, threatened involving any Privacy Law or either Company’s Processing of Personally Identifiable Information;
               (iii) neither Company is subject to any Governmental Order relating to Privacy Laws or either Company’s Processing of Personally Identifiable Information; and
               (iv) To the Seller’s Knowledge, within the past three (3) years, (A) neither Company has experienced a material Information Security Incident and, (B) no service provider that Processes Personally Identifiable Information on behalf of either Company, has experienced a material Information Security Incident involving such Personally Identifiable Information.
          (b) The Companies have established reasonable controls to protect the confidentiality of Personally Identifiable Information and minimize the risk that Personally Identifiable Information is Processed or disclosed in violation of any applicable Privacy Law or Contract. The Companies have developed, implemented and maintain security procedures and practices that include reasonable and appropriate administrative, technical and physical safeguards and other security measures to (i) protect the security and confidentiality of Personally Identifiable Information, (ii) protect against reasonably anticipated threats or hazards to the security and integrity of Personally Identifiable Information, and (iii) protect against Information Security Incidents.
     Section 3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, the Purchaser acknowledges that the Seller is not making any other representation or warranty with respect to the Companies.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Seller as follows:
     Section 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all necessary corporate power and authority to execute and deliver this Agreement and the Transition Services Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Transition Services Agreement, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate and stockholder action on the part of the Purchaser. This Agreement has been, and upon its execution the Transition

Services Agreement shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Transition Services Agreement shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principals of public policy.
     Section 4.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 of the Disclosure Schedule have been obtained, all filings and notifications listed in Section 4.03 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Purchaser of this Agreement and the Transition Services Agreement do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
     Section 4.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Transition Services Agreement do not and will not require any consent, approval, authorization, release, waiver or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the premerger notification ansd waiting period requirements of the HSR Act or (b) where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.
     Section 4.04 Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws. The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
     Section 4.05 Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement.
     Section 4.06 Litigation. As of the date of this Agreement, there is no Action by or against the Purchaser pending or, to the knowledge of the Purchaser, threatened, before any Governmental Authority which could affect the legality, validity or enforceability of this Agreement, or the consummation of the transactions contemplated hereby.

     Section 4.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
     Section 4.08 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Seller acknowledges that the Purchaser is not making any other representation or warranty with respect to itself.
ARTICLE V.
ADDITIONAL AGREEMENTS
     Section 5.01 Conduct of Business Prior to the Closing. The Seller covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule or as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Seller shall cause each Company (i) to conduct its business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to preserve intact in all material respects the business of the Companies (iii) comply in all material respects with all Laws applicable to either of the Companies for the period prior to the Closing, (iv) apply all applicable insurance proceeds towards the replacement or repair of any properties damaged or destroyed and (v) use commercially reasonable efforts to maintain its goodwill and relationships with customers, vendors, distributors, landlords, creditors, licensors, licensees and any other Persons with whom it has a material business relationship. Except as described in Section 5.01 of the Disclosure Schedule or as contemplated under this Agreement, the Seller covenants and agrees that, between the date of this Agreement and the Closing, without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), neither Company will and the Seller will cause the Companies not to:
          (a) (i) issue, sell, grant or authorize the issuance of, or redeem, purchase or acquire any, capital stock or other ownership interests, notes, bonds or other securities of either Company (or any Derivatives in respect of the same), or (ii) other than as expressly permitted in Section 2.04 and intercompany cash management activities in the Ordinary Course of Business, declare, set aside, make or pay any dividends or other distributions of cash on hand to the holders of its capital stock or other equity securities;
          (b) amend or restate its certificate of incorporation or bylaws (or similar organizational documents);
          (c) grant or announce any increase in, or acceleration of payment or vesting of, the salaries, bonuses or, on an aggregate basis, other benefits payable by it, to any of its employees, other than (i) as required by Law, (ii) pursuant to any plans, programs or agreements existing on the date of this Agreement (which shall include bonus programs of the Companies) or (iii) other increases in the Ordinary Course of Business and consistent with its past practices (which shall include increases due to promotions and normal periodic performance reviews and related compensation and benefit increases), as the case may be;
          (d) incur, assume, guarantee or otherwise become responsible for any Indebtedness (i) for borrowed money or (ii) in an aggregate amount exceeding $500,000;

          (e) make any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any Person (or any division thereof), business, assets or securities, other than to the extent provided for in the capital expenditure budget provided to the Purchaser prior to the date hereof;
          (f) create any Encumbrances on any of their assets, tangible or intangible, other than Permitted Encumbrances;
          (g) excluding the sale, assignment or other transfer of computer equipment to customers on a pass through basis, sell, assign or transfer any of their tangible assets except for (i) any such assets having an aggregate value of less than $100,000 or (ii) having an aggregate value of less than $250,000 and sold in the Ordinary Course of Business;
          (h) make any (i) material change in any accounting method, principle or practice or any pricing, payment or credit practice or policy used by such Company, other than such changes required by GAAP or by Law or changes in pricing practices or policies made in the Ordinary Course of Business or (ii) material change in its policies or general practices relating to the rate or timing of its payment of trade payables or its collection of accounts receivable;
          (i) commence, settle or agree to settle any Action other than any settlement that (i) provides that any cash payment required pursuant to such settlement be paid prior to the Closing, (ii) does not contemplate or involve any covenant or other obligation of either Company on or after the Closing Date and (iii) includes a full release of all claims against the Companies in respect of such Action;
          (j) terminate or close any facility, business or operation or transfer any employees of either of the Companies to an Affiliate of the Seller;
          (k) make a loan, advance or capital contribution to, or any other investment in, any other Person, other than loans of the type described in Section 3.09(c)(6) of the Disclosure Schedule and advances to employees and intercompany cash management activities with its Affiliates, in each case, in the Ordinary Course of Business;
          (l) (i) other than as required by a Governmental Customer, waive or relinquish any material right under any Material Contract to or for the benefit of any other Person or (ii) revalue or reclassify any of its assets or liabilities related to the business of the Companies, including write up or write down the value of any of its assets, individually or in the aggregate, in an amount greater than $500,000;
          (m) (i) amend, modify, accelerate, or, other than through its expiration, terminate, cancel or permit to lapse any Material Contract or any insurance policies covering either of the Companies, other than amendments and modifications in the Ordinary Course of Business or terminations for convenience by a Governmental Customer, or (ii) enter into, or permit either of the Companies to become subject to, any Material Contract that is outside the Ordinary Course of Business or (iii) enter into, or permit either of the Companies to become subject to any fixed price software development contract that involves payments to ViPS in excess of $500,000;

          (n) make or receive any payment to or from, or enter into any transaction with, the Seller or any Affiliate of the Seller, other than intercompany cash management activities in the Ordinary Course of Business;
          (o) grant any rights or interests (including any license or sublicense) to any other Person with respect to any Intellectual Property of either of the Companies, other than in the Ordinary Course of Business;
          (p) make or change any material election, or settle or compromise any material liability in respect of Taxes, change any accounting method in respect of Taxes, file any amendment to an income Tax Return, enter into any closing agreement, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or
          (q) agree to take any of the actions specified in Section 5.01(a)-(p), except to the extent explicitly required by the terms of this Agreement.
Subject to this Section 5.01, prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control of and supervision over the Companies and their operations.
     Section 5.02 Access to Information.
          (a) From the date of this Agreement until the Closing, the Seller shall cause each Company and its respective officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Purchaser and its authorized representatives reasonable access, subject to the Confidentiality Agreement and applicable Laws relating to the sharing of information, to such Company’s offices, properties and Books and Records and (ii) make available to the officers, employees, and authorized agents and representatives of the Purchaser, on the Seller’s premises, such additional financial and operating data and other information regarding such Company (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that: (A) any such access or availability shall be provided at the Purchaser’s expense, during normal business hours upon reasonable advance notice to the Seller, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of such Company; (B) all requests by the Purchaser for access or availability pursuant to this Section 5.02 shall be submitted or directed exclusively to an individual to be designated by the Seller; and (C) neither the Seller nor such Company shall be required to provide any Books and Records or reports based thereon that they do not maintain or prepare in the Ordinary Course of their Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller’s reasonable judgment, (I) cause significant competitive harm to the Parent, the Seller or such Company or the business of the Companies if the transactions contemplated hereby are not consummated, (II) jeopardize any attorney-client or other legal privilege or (III) contravene any applicable Law, fiduciary duty or agreement of the Seller, its Affiliates or the Company, on the one hand, and an unrelated third person, on the other, entered into prior to the date of this Agreement.

          (b) In order to facilitate the resolution of any claims made against or incurred by the Parent or the Seller relating to either of the Companies or their business, and subject to Section 5.09 and Section 5.13, for a period of seven years after the Closing, the Purchaser shall, (i) retain the Books and Records (other than computer data, computer tapes and electronic media, which shall be retained for a period of three years after the Closing) relating to the Companies relating to the five (5) year period prior to the Closing in the possession of the Companies at Closing, and (ii) upon reasonable advance written notice, afford the respective officers, employees, agents and representatives of the Parent and the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies) to such Books and Records; provided, however, that any such access or furnishing of information shall be conducted at the Seller’s expense, during normal business hours upon reasonable advance notice to the Purchaser, under the supervision of the Purchaser’s personnel and in such a manner as not to interfere with the normal operations of such Company. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be required to disclose any information to the Seller pursuant to this Section 5.02(b) if such disclosure would, in the Purchaser’s reasonable judgment, (A) jeopardize any attorney-client or other legal privilege, (B) contravene any applicable Law, fiduciary duty or agreement of the Companies, on the one hand, and an unrelated third person, on the other, or (C) relate to litigation involving the Seller, on the one hand, and the Purchaser and/or either Company, on the other hand, in which such parties are adverse to each other.
          (c) Following the Closing, solely for purposes of the Parent’s periodic reporting requirements under the Exchange Act and the rules promulgated thereunder, and subject to Section 5.09 and Section 5.13, the Purchaser shall, and shall cause each Company and its respective officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Parent and the Seller and their respective authorized representatives reasonable access, subject to applicable Laws relating to the sharing of information, to the offices, properties and Books and Records of such Company and (ii) furnish to the respective officers, employees, and authorized agents and representatives of the Parent and the Seller such additional financial and operating data relating to periods prior to the Closing and other information relating to periods prior to the Closing regarding such Company (or copies thereof) as the Parent or the Seller may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Seller’s expense, during normal business hours upon reasonable advance notice to the Purchaser, under the supervision of the Purchaser’s personnel and in such a manner as not to interfere with the normal operations of such Company. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be required to disclose any information to the Seller if such disclosure would, in the opinion of counsel to the Purchaser, (A) materially jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Law or fiduciary duty of the Purchaser, its Affiliates or the Companies.
     Section 5.03 Confidentiality. The Purchaser acknowledges and agrees that the letter agreement dated as of March 26, 2008, by and between the Parent and the Purchaser (the “Confidentiality Agreement”) remains in full force and effect and will remain in full force and effect until the Closing or until otherwise terminated pursuant to its terms or by mutual agreement of the Parent and the Purchaser. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.03 shall nonetheless continue in full force and effect in accordance with its terms.

     Section 5.04 Regulatory and Other Authorizations; Notices and Consents.
          (a) Each of the Purchaser and the Seller shall use commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement but in no event more than 15 Business Days of the date of this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.
          (b) Notwithstanding anything else to the contrary, neither the Purchaser nor any of its Affiliates will be required to (i) enter into a settlement, undertaking, consent decree, stipulation or other agreement with any Governmental Authority regarding antitrust matters in connection with the transactions contemplated by this Agreement or the Transition Services Agreement that requires the Purchaser or any of its Affiliates to hold separate, sell or otherwise dispose of any assets of any of the Companies, the Purchaser or any of its Affiliates, (ii) litigate, pursue or defend any action or proceeding challenging any of the transactions contemplated by this Agreement as violative of any Laws relating to antitrust or (iii) take any other action that could, individually or in the aggregate, materially adversely affect the Purchaser or any of its Affiliates; provided, however, that prior to the Closing, neither the Purchaser nor any of its Affiliates shall acquire or agree to acquire, directly or indirectly, by merger, consolidation, acquisition of stock or assets or otherwise, a federal IT healthcare business if such acquisition would reasonably be expected to prevent the authorization, consent, order or approval of any Governmental Authority or official that may be or become necessary for the Purchaser’s performance of its obligations pursuant to this Agreement in the absence of any of the actions described above in this Section 5.04(b).
          (c) Each party to this Agreement shall permit the other party to review in advance any proposed communication by such party to any Governmental Authority relating to the subject matter of this Agreement and shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to such matters. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Laws relating to the sharing of information, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement and applicable Laws relating to the sharing of information, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

     Section 5.05 Director and Officer Liability. For a period of three (3) years following the Closing, the Purchaser shall cause (i) the certificate of incorporation and bylaws (or similar organizational documents) of each Company to continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each of its current (as of the Closing Date) and former directors and officers, than are presently set forth in the certificate of incorporation and bylaws (or similar organizational documents) of such Company, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals and (ii) any agreement providing for the indemnification by either Company of any current or former officer or director of either Company in effect as of the date of this Agreement, each of which is listed on Section 5.05 of the Disclosure Schedule, to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by each such Company, after the Closing.
     Section 5.06 Non-Competition; Non-Solicitation.
          (a) Subject to the provisions of this Section 5.06, (i) for a period of three (3) years from and after the Closing, neither the Seller, the Parent nor any of their respective Subsidiaries shall engage in or own any interest in a business that engages in a “CMS Competitive Business” (as defined below) or a “Health Plan Competitive Business” (as defined below) (the CMS Competitive Business and Health Plan Competitive Business are hereinafter collectively referred to as a “Competitive Business”).
          (b) “CMS Competitive Business” means the business of providing professional information technology services to The Centers for Medicare and Medicaid Services (“CMS”), either through a prime contract directly with CMS or through a subcontract, in the manner provided on the date hereof by the Companies (i) for the purpose of developing and maintaining claims transaction processing software and software designed to detect fraudulent, overpayment, wasteful or abusive billing practices by healthcare providers; or (ii) pursuant to the following CMS projects:
               (i) Retiree Drug Subsidy (RDS) services under the Medicare Modernization Act;
               (ii) VIPS Medicare System (VMS) services;
               (iii) Drug Data Processing System services under the Medicare Prescription Drug Benefit program; and
               (iv) Customer Support for Medicare Modernization (CSMM), whereby the Companies provide data center connectivity between Part D Plans and CMS.
          (c) “Health Plan Competitive Business” means the business of providing to commercial health plans in the manner provided on the date hereof by the Companies (including through the use of an application service provider tool):

               (i) products and related services that are intended to evaluate health care claims data and provide data analysis for commercial health plans in order to detect fraudulent, overpayment, wasteful or abusive billing practices by providers;
               (ii) products and related services that are intended to enable commercial health plans to demonstrate compliance with HEDIS® (Health Plan Employer Data and Information Set) scoring and reporting requirements; and
               (iii) products and related services that are intended to provide a comprehensive enterprise wide data warehouse (and related analytic products and services) which is used to support internal reporting within the commercial health plan customer.
          (d) Notwithstanding anything to the contrary contained in this Section, the Parent, the Seller and their Subsidiaries may, during the applicable restricted period(s) above, (i) engage in or own any interest in any entity that engages in (A) any of the businesses or activities in which the Parent, the Seller or any of their Subsidiaries (other than the Companies) are engaged as of the date of this Agreement or may be engaged in the future, to the extent such businesses or activities are a reasonable extension of any of the businesses or activities engaged in by the Parent, the Seller or any of their Subsidiaries (other than the Companies) as of the date of this Agreement (collectively, the “Seller Businesses”) or (B) any business or activities which are incidental to the Seller Businesses; (ii) own an interest of less than five percent of the voting securities of any publicly traded company; and (iii) acquire and, after such acquisition, own an interest in another Person (or its successor) engaging in a Competitive Business or owning an entity engaging in a Competitive Business if (A) such Competitive Business generated less than $10,000,000 in aggregate revenues in the last completed fiscal year of such Person or (B) the Seller causes the acquired Person (or its successor) to divest itself of the Competitive Business as soon as is reasonably practicable after such acquisition is consummated.
          (e) In the event that Parent is acquired by a third party (including any acquisition through a merger or similar transaction), the provisions of this Section 5.06 shall continue in effect with respect to Parent and its Subsidiaries, but Sections 5.06(a) through (d) shall not apply to the acquirer or any of the other Affiliates of such acquirer, other than Parent and its Subsidiaries. For purposes of this paragraph (e), the merger of HLTH Corporation with WebMD Health Corp. shall not be considered an acquisition by a third party and, following that transaction, WebMD Health Corp. shall be considered Parent for purposes of this Section.
          (f) During the two (2) year period following the Closing, none of the Parent, the Seller or any of their Subsidiaries shall directly or indirectly hire, or shall solicit any employee of either of the Companies (or any other Person who voluntarily separated from either Company within the immediately preceding six months) to leave his or her employment in order to accept employment with the Parent, the Seller or any Subsidiary of the Parent or the Seller, or as an independent contractor or consultant thereto; provided that, soliciting any Person through a general solicitation (through advertising, electronic means or similar methods) that is not targeted at any such employee of either Company shall not, in and of itself, constitute a breach of the provisions of this Section 5.06(f) so long as the Person is not hired by the Parent, the Seller or any Subsidiary of the Parent or the Seller.

          (g) During the two (2) year period following the Closing, the Purchaser shall not directly or indirectly hire or solicit any employee at the level as of the Closing Date of Vice President or above of the Parent, the Seller or any of their Subsidiaries (or any other Person who voluntarily separated from the Parent, the Seller or any of their Subsidiaries within the immediately preceding six months) to leave his or her employment in order to accept employment with the Purchaser or as an independent contractor or consultant thereto; provided that soliciting any Person through a general solicitation (through advertising, electronic means or similar methods) that is not targeted at any such employee of the Parent, the Seller or any of their Subsidiaries shall not, in and of itself, constitute a breach of the provisions of this Section 5.06(g) so long as the Person is not hired by either Company.
     Section 5.07 Insurance. Parent agrees, after the Closing Date to make claims on behalf of the Companies if requested in writing by the Purchaser with respect to third-party claims relating to occurrences prior to the Closing Date pursuant to the general liability, automobile, property and worker’s compensation insurance policies set forth in Exhibit 5.07 (the “Occurrence Policies”). If in the good faith judgment of Parent, there is reasonably likely to be any cost or Liability or other adverse impact to Parent (taking into account, among other things, adjustments to premiums, deductibles, co-payments, self-insurance arrangements, exhaustion of limits, other reimbursement agreement obligations and administrative and out-of-pocket costs and expenses) in connection with such arrangement, then the Purchaser shall reimburse Parent for any such costs and expenses as and when incurred by Parent with respect to third-party claims made on behalf of the Companies under such Occurrence Policies for all claims related to occurrences prior to the Closing Date, whether such claim is made prior to or after the Closing Date, including, but not limited to, all worker’s compensation claims made prior to the Closing Date. Purchaser shall pay all Parent’s actual costs within 30 days of receipt of Parent’s written request for payment, which request shall contain reasonable supporting detail. Purchaser will use commercially reasonable efforts to cooperate with Parent and the insurance companies regarding any claims made pursuant to this Section 5.07. Parent will be permitted to cancel or amend any of the Occurrence Policies after the Closing, provided that Parent provides reasonable notice to the Purchaser in the event that such cancellation or amendment affects the coverage for the Companies. Parent in its reasonable judgment shall have the right to present or prosecute any claim under the Occurrence Policies, to direct the defense of any such claim and to settle any such claims, all at the cost and expense of Purchaser. Nothing contained in this Section 5.07 shall require Parent to commence any Action against any insurer of the Occurrence Policies. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have sole responsibility for obtaining insurance coverage for the Companies and their respective operations effective on and as of the Closing and agrees that it will not seek recovery under Parent’s insurance policies, including the Occurrence Policies, except as provided in this Section 5.07. The Purchaser hereby acknowledges that it shall be responsible for replacing each Material Insurance Policy with a policy that shall take effect immediately following the Closing.
     Section 5.08 Release of Guarantees; Security Deposits.
          (a) Prior to the Closing Date, the Seller and the Purchaser shall cooperate and shall use their respective reasonable best efforts to, effective as of the Closing Date: (i) terminate or cause to be terminated, or cause the Purchaser or one of its Affiliates to be substituted in all respects for the Parent, the Seller and any of the Affiliates or former Affiliates thereof (other than the Companies) (collectively, the “Released Parties”) in respect of all obligations of the Released Parties under any guarantee of or relating to obligations or liabilities of a Company (including obligations or liabilities under any Contract, letter of credit or Lease), including those guarantees listed in Section 5.08(a)(i)(B) of the Disclosure Schedule (“Guarantees”); (ii) cause the Purchaser or one of its Affiliates to have Surety Bonds (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of the Purchaser or one of its Affiliates in replacement of all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Released Parties for the benefit of a Company (the “Surety Bonds”); and (iii) cause the Purchaser to replace all security deposits, certificates of deposit, cash deposits and other assets supporting letters of credit or serving as security for leases and all other refundable monies of a Released Party held by a Person (“Security Deposits”) pursuant to the terms of such lease arrangement, agreement or letter of credit. For the avoidance of doubt, the term “Released Parties” includes Envoy LLC, a former Affiliate of the Seller.
          (b) In the event that the actions described in Section 5.08(a) shall not be taken by the Closing Date: (i) the Seller and the Purchaser shall continue to cooperate and use their respective reasonable best efforts to (A) replace any remaining Security Deposits and (B) terminate, or cause the Purchaser or one of its Affiliates to be substituted in all respects for the Released Parties in respect of, all obligations of the Released Parties under any such Guarantees and to replace Surety Bonds issued on behalf of Released Parties with Surety Bonds issued on behalf of the Purchaser or one of its Affiliates; and (ii) the Purchaser shall (A) obtain a letter of credit on behalf of the Purchaser or one of its Affiliates, (B) except as set forth in Section 9.02(iv), indemnify and hold harmless the Released Parties for any losses arising from the Guarantees and Surety Bonds and (C) not permit a Company or its respective Affiliates to (x) renew or extend the term of, (y) increase its obligations under, or (z) transfer to another third party, any loan, lease, Contract or other obligation for which any Released Party is or would reasonably be expected to be liable under any such Guarantee or Surety Bond. To the extent that any Released Party has performance obligations under any such Guarantee or Surety Bond arising after the Closing, the Purchaser shall use reasonable best efforts to (1) perform such obligations on behalf of such Released Party or (2) otherwise take such action as reasonably requested by the Seller so as to put such Released Party in the same position as if the Purchaser, and not such Released Party, had performed or were performing such obligations.
     Section 5.09 Public Announcements. The parties hereto have agreed to the forms of press release, employee communication materials and customer communication materials (the “Initial Communications”) to be issued promptly after the execution and delivery of this Agreement. From and after the date hereof (and surviving the Closing of the transactions contemplated by this Agreement or the termination of this Agreement), the Seller and the Purchaser shall consult with each other before issuing, and shall provide each other with the opportunity to review and comment upon, all public announcements regarding any aspect of this Agreement; provided, that each of the Seller and the Purchaser may make any such announcement that (a) contains only information consistent with the Initial Communications or (b) it in good faith believes is necessary or advisable in connection with any requirement of Law (it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement or other communication). The Purchaser hereby consents to the Parent filing a Current Report on Form 8-K regarding this Agreement, which Current Report will include a copy of this Agreement (but not the schedules or exhibits hereto, except to the extent (and only to the extent) required by applicable Law, the Securities and Exchange Commission or applicable stock exchange rules) as an exhibit.
     Section 5.10 Retained Intellectual Property Rights.
          (a) The Purchaser explicitly acknowledges that, regardless of whether use of the Retained Names and Marks by either Company was permitted prior to the Closing, no interest in or right to use the Retained Names and Marks is being transferred to the Purchaser or retained by either Company pursuant to the transactions contemplated hereby and all such rights of each such Company shall terminate as of the Closing Date.
          (b) The Purchaser and the Seller hereby acknowledge and agree that, except for the Surviving Interaffiliate Contracts, (i) all express and implied licenses of Intellectual Property Rights from the Seller or any of its Affiliates (other than either Company) to either Company, or from either Company to the Seller or any of its Affiliates, shall be terminated as of the Closing; (ii) the Purchaser is not receiving and, after the Closing, neither Company will have any rights with respect to any Intellectual Property Rights of the Seller or its Affiliates (the “Seller Intellectual Property”) and that all right, title and interest in and to the Seller Intellectual Property is owned exclusively by the Seller and/or its Affiliates (other than the Companies). The Purchaser agrees that any information it, or either Company, or any of their respective employees or Affiliates may have regarding the Seller Intellectual Property shall be maintained in confidence and that it shall enforce, on behalf of the Seller and its Affiliates, with respect to such confidential information, the terms of any confidentiality agreements to which either Company is a party as of the Closing.
          (c) The Purchaser shall use, and shall cause each Company to use, all reasonable efforts to remove or obliterate, as soon as practicable following the Closing Date, the Retained Names and Marks from each such Company’s signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other items and materials; and in any event, the Purchaser shall and shall cause each such Company to so remove or obliterate the Retained Names and Marks within 90 days following the Closing. The Purchaser shall and shall cause its Affiliates not to put into use after the Closing Date any such items and materials not in existence on the Closing Date that bear the Retained Names and Marks or any name, mark or logo similar thereto. Notwithstanding the foregoing, each Company may, for a period of 30 days following the Closing Date, use such materials bearing the Retained Names and Marks, to the extent in existence on the Closing Date.
     Section 5.11 Further Action. Except as otherwise provided herein (including with respect to the parties’ obligations pursuant to Section 5.04), each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers and obtain any waivers, consents or approvals from third parties, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the date of this Agreement and in any event prior to the Termination Date.

     Section 5.12 Disclosure. Prior to the Closing, each party hereto shall promptly notify the other party in writing of its becoming aware of (a) any representation or warranty made by such notifying Party in this Agreement as of the date hereof (i) that is qualified by reference to materiality or “Material Adverse Effect” having been untrue or inaccurate in any respect when made or (ii) that is not qualified by reference to materiality or “Material Adverse Effect” having been untrue or inaccurate in any material respect when made; (b) any representation or warranty made by such notifying Party in this Agreement (i) that is qualified by reference to materiality or “Material Adverse Effect” being or becoming untrue or inaccurate in any respect or (ii) that is not qualified by reference to materiality or “Material Adverse Effect” being or becoming untrue or inaccurate in any material respect, in each case, had such representation or warranty been made as of the time of discovery of such untruth or inaccuracy, excluding for purposes of this clause (b), any representations or warranties which relate to a specific date, other than the representations and warranties set forth in Section 3.25; (c) the occurrence or non-occurrence of any fact, condition, change, event or occurrence that will or is reasonably likely to result in the failure of any of the conditions contained in Article VIII to be satisfied; or (d) the failure of such notifying party to perform or comply with any of its covenants or agreements under this Agreement; and, in the case of clauses (a), (b) (subject to Section 5.01, except as the same relates to Section 3.25) and (d) above, the notifying Party shall use its commercially reasonable efforts to promptly remedy such matter. No notification or communication made by either party pursuant to this Section 5.12 or access provided or information disclosed or otherwise made available pursuant to Section 5.02 shall modify or otherwise affect in any manner the Disclosure Schedule, the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, including Article IX, and shall not be deemed to cure any related breaches of representations, warranties, covenants or agreements contained in this Agreement, nor shall the failure of any party to take any action with respect to such notice be deemed a waiver of any such breach or breaches.
     Section 5.13 Confidentiality. Except as may be required by Law or any lawful order of a Governmental Authority of competent jurisdiction, the Seller agrees to, and agrees to cause its Affiliates to, keep secret and confidential, from and after the Closing, all non-public information concerning either of the Companies that was acquired by, or disclosed to, the Seller prior to the Closing, except any of the same which (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Seller is bound); or (b) was disclosed to the Seller by a third party not subject to any duty of confidentiality to any Company prior to its disclosure to the Seller by either Company. Except as may be required by Law or any lawful order of a Governmental Authority of competent jurisdiction, the Purchaser agrees to, and agrees to cause its Affiliates (including, after the Closing, the Companies) to, keep secret and confidential, from and after the Closing, all non-public information concerning the Seller or any of its Affiliates (excluding the Companies) that was acquired by, or disclosed to, a Company, the Purchaser, or any of the Purchaser’s Affiliates prior to the Closing, except any of the same which (i) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which such Company, the Purchaser, or such Affiliate is bound); (ii) was disclosed to such Company, the Purchaser, or such Affiliate by a third party not subject to any duty of confidentiality to the Seller or any of its Affiliates prior to its disclosure to such Company, the Purchaser, or such Affiliate; (iii) was available to the Purchaser or such Affiliate (other than a Company) on a non-confidential basis prior to its disclosure by the Seller or any of its Affiliates (excluding the

Companies); provided, that the source of such information was not known by the Purchaser or such Affiliate (other than a Company) to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Seller or any of its Affiliates, or (iv) is or was independently developed or discovered by the Purchaser or such Affiliate (other than a Company) without use of or reference, or involvement by any individual that had access, to such information.
     Section 5.14 No Termination of Seller’s Obligations by Subsequent Merger, Dissolution, Etc. The Seller agrees that the obligations of the Seller hereunder, including the obligations pursuant to Article IX, shall not be terminated by a merger of the Seller with and into another entity or the dissolution of the Seller or either of the Companies, or by operation of law or otherwise.
     Section 5.15 Delivery of Monthly Financials. Until the Closing Date, the Seller shall, as promptly as practicable but in no event later than twenty (20) days after the end of each calendar month, prepare and deliver to the Purchaser, in the internal reporting format utilized by the Companies, a preliminary statement of operations and a preliminary unadjusted balance sheet for such calendar month.
ARTICLE VI.
EMPLOYEE MATTERS
     Section 6.01 Employee Benefits.
          (a) As of the Closing Date and until December 31, 2009, the Purchaser agrees to provide or to cause each Company or another Affiliate of the Purchaser to provide such Company’s employees with employee benefits (but excluding any equity-based grants or awards) that are, in the aggregate, substantially equivalent to, and no less financially beneficial than, either (i) those provided to the Company’s employees as of the date hereof or (ii) those provided to similarly situated employees of the Purchaser and its Affiliates.
          (b) With respect to any employee benefit plan of the Purchaser, either Company or another Affiliate of the Purchaser in which the employees of either Company participate pursuant to Section 6.01(a), the Purchaser shall, or shall cause the applicable Company or another Affiliate of the Purchaser to: (i) waive all limitations as to pre-existing condition exclusions and waiting periods applicable to such employees to the same extent such exclusions and waiting periods would have been waived or would otherwise not be excluded or required under the plans in which such employees were participating immediately prior to the Closing; (ii) credit all deductibles and co-pays under any of the Parent’s or either Company’s health plans, during the applicable plan year that includes the Closing, towards deductibles and co-pays under the health plan of the Purchaser, the applicable Company or another Affiliate of the Purchaser; and (iii) recognize all service of such employees with either Company, the Parent or any Affiliate of the Parent for purposes of (A) (I) eligibility to participate, (II) vesting and (III) benefit accrual under any severance policy, or vacation, sick, holiday or other paid leave policy, and (B) (I) eligibility to participate and (II) vesting under any employee benefit plan, of the Purchaser, either Company or one of Purchaser’s other Affiliates in which such employees may be eligible to participate after the Closing, in each case, to the same extent taken into account under the corresponding plan or policy in which such employees participated immediately prior to the Closing; provided, however, that this provision shall not be construed in any way that would result in a duplication of benefits provided to any such employee.
          (c) Effective prior to the Closing Date, the Companies shall and the Seller shall cause the Companies to, take any and all actions necessary to terminate the ViPS, Inc. 401(k) Plan (the “401(k) Plan”) including adopting a resolution terminating such plan with a termination date that is prior to the Closing.
          (d) As soon as practicable after the Closing Date, each employee of each of the Companies will be permitted to elect a distribution of his or her account balance in the 401(k) Plan and will be permitted to rollover his or her account balance in such 401(k) Plan (or any portion thereof) to a defined contribution plan qualified under Code Section 401(a) of the Purchaser; provided, however, an election to rollover account balances with loans to a defined contribution plan qualified under Code Section 401(a) of the Purchaser may only be made during the 60 day period beginning with the first day on which such elections may be made and must be for the entire account balance.
          (e) As of the Closing Date, (i) the account balances of the Companies’ employees with respect to the plan year in which the Closing Date occurs (whether positive or negative) (the “Transferred Account Balances”) under the Seller’s and its Affiliates’ medical and dependent care spending reimbursement plans (the “Seller Flex Plans”) shall be transferred to one or more comparable plans of the Purchaser (the “Purchaser Flex Plans”); (ii) the election levels and the coverage levels of the Companies’ employees shall apply under the Purchaser Flex Plans in the same manner as under the Seller Flex Plans; and (iii) the Companies’ employees shall be reimbursed from the Purchaser Flex Plans for claims incurred at any time during the plan year of the Seller Flex Plans in which the Closing occurs submitted to the Purchaser Flex Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller Flex Plans. As soon as practicable after the Closing Date, and in any event within thirty (30) Business Days after the amount of the Transferred Account Balances is determined, the Seller and its Affiliates shall pay the Purchaser, in cash, the net aggregate amount of the Transferred Account Balances, if such amount is positive, and the Purchaser shall pay the Seller, in cash, the net aggregate of the Transferred Account Balances, if such amount is negative.
          (f) In accordance with Treasury Regulation Section 54.4980B-9 Q&A-7, as of the Closing Date, Purchaser will assume all liability for providing and administering all required notices and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to all employees of the Companies for qualifying events that occur on or after the Closing Date. The Parent or Seller shall retain and assume all COBRA liabilities and obligations with respect to qualifying events that occur prior to the Closing Date.
          (g) Except as otherwise provided herein, no provision of this Agreement shall be construed as a limitation on the right of the Purchaser or any of its Affiliates to amend or terminate any plan or be construed as an amendment to any such plan. The Purchaser or any of its Affiliates shall have the sole discretion and authority to interpret their respective employee benefit and compensation plans, agreements, arrangements, and programs, in accordance with their terms and applicable Law.

          (h) Notwithstanding anything else contained in this Article VI, the parties do not intend for this Article VI, or any term, provision, condition or agreement contained herein, to amend any plans or arrangements or create any rights or obligations except as between the parties, and no past, present or future employee or consultant will be treated as a third-party beneficiary of this Agreement.
ARTICLE VII.
TAX MATTERS
     Section 7.01 Tax Indemnities.
          (a) The Seller shall be responsible for and shall indemnify and hold the Purchaser and its Affiliates harmless against all Excluded Taxes and associated expenses. The Purchaser shall be responsible for and shall indemnify and hold the Seller and its Affiliates harmless against all Taxes and associated expenses other than Excluded Taxes.
          (b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the date of the Closing shall be:
               (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.06), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the date of the Closing; and
               (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of either Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the date of the Closing and the denominator of which is the number of days in the entire Straddle Period.
               (iii) Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date and/or the portion of the Straddle Period beginning after the Closing Date based upon the method employed in Section 7.01(b)(i) and Section 7.01(b)(ii) taking into account the type of Tax to which the credit or refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items on the date of the Closing. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.
          (c) Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within 30 days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due, provided that the Purchaser shall comply with its obligation to promptly notify the Seller under Section 7.03(a), and provided further, that the indemnifying party shall not be required to make any payment earlier than five days before it is due to the appropriate taxing authority. Notwithstanding anything to the contrary herein, if the Seller or any of its Affiliates receives an assessment or other notice of Taxes due with respect to either Company for which the Seller is not responsible, in whole or in part, pursuant to Section 7.01(a), then the Purchaser shall pay such Taxes, or if the Seller or any of its Affiliates pays such Taxes, then the Purchaser or the Companies shall pay to the Seller the amount of such Taxes for which the Seller is not responsible within five days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.
          (d) Transactions occurring or actions taken on the Closing Date, but after the Closing, outside the Ordinary Course of Business of the Companies and not contemplated by this Agreement shall be treated as occurring on the next day and as such shall for purposes of this Agreement be treated (and consistently reported by the parties) as occurring in the taxable period (or portion thereof) beginning the day after the Closing Date.
     Section 7.02 Tax Refunds and Tax Benefits.
          (a) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods (or portions of taxable period) ending on or before the date of the Closing and not taken into account in the determination of Closing Net Working Capital shall be for the benefit and the property of the Seller, and if received by the Purchaser or either Company, shall be paid over promptly to the Seller. The Purchaser shall, if the Seller reasonably requests and at the Seller’s expense, cause each Company or other relevant entity to file Tax Returns requesting a refund of Taxes to which the Seller is entitled under this Section 7.02, and shall file such Tax Returns and use commercially reasonable efforts to obtain any such Tax refund, provided, however, that (i) the Seller will pay or reimburse the Purchaser for any reasonable professional fees incurred by the Purchaser or its Affiliates in connection with the filing of such amended Tax Return within thirty (30) days of written request therefore, (ii) to the extent such amended Tax Return would result in any increase in Taxes of the Purchaser (or of either Company for any Tax period beginning after the Closing Date), the Seller must obtain the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, and (iii) if the receipt of such Tax refund is taxable to Purchaser, Purchaser shall be entitled to withhold an amount equal to its Tax obligation in respect of the receipt of such Tax refund prior to remitting it to Seller. The Purchaser shall permit the Seller to participate in (at the Seller’s expense) the prosecution of any such refund claim.
          (b) Any amount otherwise payable by the Seller under Section 7.01 shall be reduced by the Tax Benefit actually realized by the Purchaser, its Affiliates and the Companies in a taxable period (or portion thereof) beginning after the Closing Date as a result of the Tax payment or any underlying adjustment resulting in the obligation of the Purchaser, its Affiliates or a Company to pay Taxes or other amounts for which the Seller is responsible under Section 7.01 or the accrual or payment of such Taxes, when and such Tax Benefit is realized through receipt of a Tax refund or a reduction in Taxes that otherwise would have been reflected on a Tax

Return of the Purchaser, its Affiliates or the Companies. The Purchaser shall pay to the Seller the amount of any Tax Benefit within thirty (30) days of the filing of the Tax Return to which such Tax Benefit relates and, in the case, of a Tax refund, within thirty (30) days of the receipt of the Tax refund. To the extent that a Tax refund is payable to Seller pursuant to Section 7.02(a), such Tax refund shall not be treated as a Tax Benefit.
     Section 7.03 Contests.
          (a) After the Closing, each party shall promptly notify the other party in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the other party or its Affiliates which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under Section 7.01. Such notice shall contain factual information (to the extent known to such party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If either party fails to give the other party prompt notice of an asserted Tax liability as required by this Section 7.03, then such party shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a detriment to such party.
          (b) In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to taxable periods ending on or before the date of the Closing, the Seller shall have the sole right, at its expense, to control the conduct of such Contest, provided, however, that if the resolution of any such Contest would result in an increase in Taxes otherwise borne by Purchaser (or either Company for any Tax period beginning after the Closing Date), Seller shall not resolve such contest without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.
          (c) With respect to Straddle Periods, the Seller may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted Tax liability with respect to which indemnity may be sought from the Seller pursuant to Section 7.01. If the Seller elects to direct such Contest, the Seller shall within 30 days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause the Companies to cooperate, at the Seller’s expense, in each phase of such Contest. If the Seller elects to direct such Contest, then the Purchaser may participate in such Contest, at the Purchaser’s expense. If the Seller elects not to direct the Contest, the Purchaser may assume control of such Contest (at the Purchaser’s expense). If the Purchaser assumes control of such Contest, then the Seller may participate, at its own expense, in the Contest. Neither the Seller nor the Purchaser may settle or compromise any asserted liability with respect to any Contest governed by this Section 7.03(c) without prior written consent of the other party, which shall not be unreasonably withheld or delayed.
          (d) The Purchaser and the Seller agree to cooperate, and agree to cause their Affiliates to cooperate, in the defense against or compromise of any claim in any Contest.

     Section 7.04 Preparation of Tax Returns.
          (a) The Seller shall prepare and file (or cause each Company to prepare and file) all income and franchise Tax Returns relating to such Company for taxable periods ending on or before the date of the Closing and all other Tax Returns required to be filed prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law.
          (b) The Purchaser shall prepare and file (or cause each Company to prepare and file) all Tax Returns of such Company that are not prepared by the Seller pursuant to Section 7.04(a) (including Straddle Periods); it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser, except for such Taxes which are the responsibility of the Seller pursuant to Section 7.01, which the Seller shall pay in accordance with this Article VII. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless: (i) a different treatment of any item is required by an intervening change in Law or (ii) a different treatment of an item would not increase any Tax of the Seller or obligate the Seller to indemnify the Purchaser for Taxes pursuant to Section 7.01 (unless the prior written consent of the Seller has been obtained for such preparation, which shall not be unreasonably withheld or delayed). With respect to any such Tax Return for a period that begins prior to the Closing Date or as to which Taxes are otherwise allocable to the Seller under Section 7.01, the Purchaser shall provide the Seller and its authorized representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 7.01 at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Seller and its authorized representative shall have the right to review and approve (not to be unreasonably withheld or delayed) such Tax Return and statement prior to the filing of such Tax Return. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller or its authorized representative.
          (c) The Purchaser will, and will cause its Affiliates to, cooperate with the Parent and the Seller to cause the filing of any amended Tax Return that is either required to be filed or reasonably requested by the Seller relating to a taxable period (or portions thereof) of the Companies ending on or before the Closing Date; provided, however, that (i) the Seller will pay or reimburse the Purchaser for any reasonable professional fees incurred by the Purchaser or its Affiliates in connection with the preparation and filing of such amended Tax Return within thirty (30) days of written request therefor, and (ii) to the extent such amended Tax Return would result in any increase in Taxes for the Purchaser, the Seller must obtain the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.
     Section 7.05 Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Companies to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of either Company for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations (taking into account any extensions or waivers thereof) of the taxable periods to which such Tax Returns and other documents relate or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
     Section 7.06 Conveyance Taxes. Companies shall prepare (with the Seller’s and Buyer’s cooperation as needed) and file any Tax Returns in respect of any Conveyance Taxes that are required to be filed in connection with the transactions contemplated by this Agreement. The Purchaser and the Seller each agree to pay 50% of any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Closing filing requirements.
     Section 7.07 Tax Covenants.
          (a) Neither the Purchaser nor any Affiliate of the Purchaser shall take, or cause or permit either Company to take, any action or omit to take any action which could increase the Seller’s or any of its Affiliates’ liability for Taxes, unless otherwise required by Law.
          (b) Neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit either Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), ending on or before the date of the Closing without the prior written consent of the Seller, which shall not be unreasonably withheld or delayed.
          (c) No election shall be made by any Person under Section 338 of the Code with respect to the acquisition of the Shares or the Companies.
     Section 7.08 Miscellaneous.
          (a) For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price.
          (b) This Article VII shall be the sole provision governing indemnities for Taxes under this Agreement.
          (c) For purposes of this Article VII, all references to the Purchaser, the Seller, Affiliates or the Companies include successors.
          (d) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
          (e) Except for this Agreement, any Tax sharing agreement or arrangement between the Seller or any of its Affiliates (other than the Companies), on the one hand, and either Company, on the other hand, shall be terminated, and all payments thereunder settled, immediately prior to the Closing with no payments permitted to be made thereunder on or after the Closing Date.
          (f) If, with respect to any Tax for which the Seller has an indemnification obligation under this Article VII, the Purchaser, the Companies or their Affiliates receive an indemnity, contribution or other similar payment from a third party, either (i) the Seller’s indemnification obligation with respect to such Tax shall be reduced by such recovery or (ii) if Seller has already satisfied such indemnification obligation, the Purchaser shall refund the amount of such recovery (less Purchaser expenses, including Taxes, incurred in respect of such recovery) to the Seller within thirty (30) days of receipt.
ARTICLE VIII.
CONDITIONS TO CLOSING
     Section 8.01 Conditions Precedent to Obligations of the Seller. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereunder are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived, in whole or in part, by the Seller:
          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct in all material respects as of such date, except in either case where any failure of such representations and warranties to be true in all material respects, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
          (b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects.

          (c) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
          (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have terminated.
     Section 8.02 Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement to consummate the transactions contemplated hereunder are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:
          (a) Accuracy of Representations and Warranties. Except where any failure of such representations and warranties to be true and correct, or true and correct in all material respects, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) Section 3.03 and each of the representations and warranties of the Seller contained in this Agreement that is qualified by reference to materiality or “Material Adverse Effect” shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct as of such date and (ii) each of the representations and warranties of the Seller contained in this Agreement that is not qualified by reference to materiality or “Material Adverse Effect” (other than Section 3.03) shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct in all material respects as of such date.
          (b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects.
          (c) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
          (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have terminated.
          (e) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

ARTICLE IX.
INDEMNIFICATION
     Section 9.01 Survival of Representations and Warranties. All of the covenants and other agreements of the parties hereto contained in this Agreement, shall survive the execution of this Agreement and the Closing until all obligations set forth herein shall have been performed and satisfied. All of the representations and warranties of the parties contained in this Agreement shall survive the execution of this Agreement and the Closing regardless of any investigation made by or on behalf of the Seller or the Purchaser, for a period of eighteen (18) months after the Closing Date; provided, however, that: (a) the representations and warranties contained in Section 3.01, the first sentence of Section 3.02(a), Section 3.03, Section 3.04, Section 3.21, Section 4.01, and Section 4.07 shall survive the Closing indefinitely; (b) the representations and warranties contained in Section 3.15 (to the extent such representations and warranties cover Tax matters) and Section 3.16 shall survive until thirty (30) days after the expiration of the applicable statute of limitations and (c) the representations and warranties contained in Section 3.13, Section 3.18(b). Section 3.18(d), Section 3.18(f) and Section 3.18(i) shall survive for a period of 3 years after the Closing Date; provided, that any claim made with reasonable specificity (based on available information at such time) by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved and all Losses arising out of or resulting from such matter shall remain subject to indemnification hereunder (subject to Section 9.04).
     Section 9.02 Indemnification by the Seller. The Purchaser Indemnified Parties shall be indemnified and held harmless by the Seller from, against and in respect of any and all Losses arising out of or resulting from: (i) any inaccuracy of any representation or breach of any warranty made by the Seller (disregarding all materiality or Material Adverse Effect qualifications therein, other than those contained in Section 3.07 and Section 3.19 (it being further understood that neither of the terms “Material Contract” and “Material Contracts” nor their usage herein, shall be modified hereby)) contained in this Agreement, (ii) the breach of, or failure to perform or comply with, any (A) pre-Closing covenant or agreement by the Seller contained in this Agreement or (B) other covenant or agreement by the Seller contained in this Agreement, (iii) any and all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred by either Company in connection with this Agreement and the transactions contemplated by this Agreement that are not paid at or prior to the Closing and that exceed the amount accrued for such items on the Closing Net Working Capital Statement or (iv) the obligations of the Purchaser, the Companies and their respective Affiliates arising under the Guarantees, the Surety Bonds and/or Security Deposits on or prior to the Closing.
     Section 9.03 Indemnification by the Purchaser. The Seller Indemnified Parties shall be indemnified and held harmless by the Purchaser from, against and in respect of any and all Losses arising out of, or resulting from: (i) any inaccuracy of any representation or breach of any warranty made by the Purchaser (disregarding all materiality qualifications therein) contained in this Agreement, (ii) the breach of, or failure to perform or comply with any (A) pre-Closing covenant or agreement by the Purchaser contained in this Agreement or (B) other covenant or agreement by the Purchaser contained in this Agreement, or (iii) any claim or cause of action by any Person against the Parent or the Seller with respect to the operations of the Companies after the Closing (including any claim or cause of action with respect to the Companies’ products made or services purchased, after the Closing), except for claims or causes of action with respect to which the Seller is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.02 (without reference to or application of (a) any threshold or cap described in Section 9.04 relating to such Person’s ability to recover for Losses, or (b) the expiration of any representation or warranty pursuant to Section 9.01).
     Section 9.04 Limits on Indemnification.
          (a) No claim may be asserted nor may any Action be commenced against either party for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation or warranty on which such claim or Action is based ceases to survive as set forth in Section 9.01.
          (b) Notwithstanding anything to the contrary contained in this Agreement: (i) except with respect to any Loss arising out of, relating to or resulting from any fraud by or on behalf of any party hereto or that arises out of a breach of Section 3.01, the first sentence of Section 3.02(a), Section 3.02(b), Section 3.03, Section 3.04, Section 3.16, Section 3.21, Section 4.01 or Section 4.07, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(i) or Section 9.03(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds 1% of the Purchase Price after which the Indemnifying Party shall be liable only for indemnifiable Losses in excess of such amount; (ii) except with respect to any Loss arising out of, relating to or resulting from any fraud by or on behalf of any party hereto or that arises out of a breach of Section 3.01, the first sentence of Section 3.02(a), Section 3.02(b), Section 3.03, Section 3.04, Section 3.16, Section 3.21, Section 4.01 or Section 4.07, the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(i) or Section 9.03(i) shall be an amount equal to 15% of the Purchase Price; (iii) other than as may be paid to an unaffiliated third party, neither party shall have any liability under any provision of this Agreement or the Transition Services Agreement for any punitive, incidental, consequential, special or indirect damages relating to the breach or alleged breach of this Agreement or the Transition Services Agreement; (iv) no Losses may be claimed under Section 9.02 or Section 9.03 by any Indemnified Party to the extent such Losses are attributable solely to an adjustment to the Purchase Price pursuant to Section 2.08, and the fact of any such adjustment in and of itself shall not be deemed a breach of a representation or warranty by the Seller to the extent that the Closing Net Working Capital exceeds the Reference Net Working Capital; and (v) no representation, warranty, covenant or agreement of the Seller shall be deemed breached as a result of the Seller failing to secure any consents, permits, licenses or authorizations from third parties, or upon the termination of any agreements, permits or licenses as a result of such failure, unless (A) such agreement, consent, permit or license is (or was required to have been) listed in Section 3.05 or Section 3.13 of the Disclosure Schedule and the Seller has failed to use commercially reasonable efforts to obtain such consent, permit or license. No knowledge of, or investigation by or on behalf of, any party hereto shall constitute or effectuate a waiver of such party’s right to enforce any representation, warranty, covenant or agreement contained herein or in the Transition Services Agreement, or in any way limit such party’s right to indemnification under this Article IX.
          (c) For all purposes of this Article IX, “Losses” shall be net of (i) any third-party insurance, indemnification or other recoveries actually received by the Indemnified Party or its Affiliates under any third-party insurance policy or any other third-party Contract in connection with the facts giving rise to the right of indemnification and (ii) the Tax Benefit actually realized by the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses, when and as such Tax Benefit is realized through receipt of a Tax refund or a reduction in Taxes that otherwise would have been reflected on a Tax Return of the Indemnified Party. The Indemnified Party shall pay to the Indemnifying Party the amount of any Tax Benefit within thirty (30) days of the filing of such Tax Return to which such Tax Benefit relates and, in the case of a Tax refund, within thirty (30) days of the receipt of the Tax refund, and in each case, net of costs and expenses to recover and any applicable premium increases, to the extent resulting from such claims. To the extent that a Tax refund is payable to Seller pursuant to Section 7.02(a), such Tax refund shall not be treated as a Tax Benefit.
     Section 9.05 Notice of Loss; Third-Party Claims.
          (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given, or would reasonably be expected to give rise to, a right of indemnification under this Agreement, within a reasonable time following such determination, stating the estimated amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by reason of such failure.
          (b) If an Indemnified Party shall receive notice of any Action, audit, claim, investigation, demand or assessment (each, a “Third-Party Claim”) against it which may give rise to a claim for Loss under this Article IX, reasonably promptly following receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have been prejudiced by reason of such failure. If the Indemnifying Party acknowledges in writing its responsibility for all indemnifiable Losses arising out of such Third-Party Claim, the Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its sole risk and expense and through counsel of its choice (which shall be reasonably satisfactory to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding in accordance with this Section 9.05(b), the Indemnified Party shall not make any payment toward a settlement of such claim, nor permit to be paid any monies as part of a settlement, unless the Indemnifying Party consents in writing to such payment. In the event that (i) the Indemnifying Party shall elect not to undertake such defense; (ii) the Indemnifying Party shall fail to actually undertake to defend such Third-Party Claim, or diligently pursue or maintain such defense, within a reasonable time after notice from the Indemnified Party of such Third-Party Claim; or (iii) the Indemnifying Party and Indemnified Party cannot, pursuant to applicable rules of professional conduct, be represented by the same counsel, with respect to such Third-Party Claim, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise and/or settlement of such Third-Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the sole account and risk of the Indemnifying Party (subject to Section 9.04); furthermore, in each case where a Third-Party Claim seeks equitable remedies, the Indemnified Party (upon written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise and/or settlement of the equitable aspects of such Third-Party Claim, by counsel or other representatives of its own choosing, at the expense of the Indemnifying Party (subject to Section 9.04). In the event that the Indemnified Party undertakes the defense of a Third-Party Claim under this Section 9.05(b), the Indemnifying Party shall pay, subject to Section 9.04, in addition to all other amounts required to be paid hereunder, the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party in connection with the defense, compromise and/or settlement thereof as and when such costs and expenses are so incurred. Anything in this Section 9.05(b) to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Third-Party Claim or consent to the entry of any Governmental Order unless (i) the Indemnifying Party agrees in writing to pay all amounts payable pursuant to such settlement, compromise or Governmental Order, (ii) such settlement, compromise or Governmental Order includes as an unconditional term thereof the giving by the claimant or the plaintiff (or any other applicable Person) to the Indemnified Party of an irrevocable release from all liability in respect of such Third-Party Claim (including the underlying facts resulting therein) in form and substance satisfactory to the Indemnified Party, and (iii) such settlement, comprise or Governmental Order does not impose any injunctive relief or operational restrictions on the Indemnified Party or admit to any wrongdoing by or on behalf of the Indemnified Party.
     Section 9.06 Remedies. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Companies. The Purchaser acknowledges and agrees that it and its representatives have been provided access to the personnel and records of the Companies and their business for such purpose. The Purchaser Indemnified Parties and the Seller Indemnified Parties acknowledge and agree that they are not entitled to rely on any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement. Absent fraud on the part of any party hereto, the Purchaser and the Seller also acknowledge and agree that (i) following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity and (ii) anything to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party shall use commercially reasonable efforts to mitigate its Losses (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. In furtherance and not in limitation of the foregoing, in the event any Losses are recoverable under third party insurance policies or other collateral sources, the Purchaser shall make a claim for such Losses under such third party insurance policies or other collateral sources, and in the event the Purchaser receives any recovery, the amount of such recovery (net of costs and expenses of such recovery and any applicable premium increases, to the extent resulting from such claim) shall be applied to refund any payments made by the Sellers which would not have been so paid had such recovery been obtained prior to such payment
     Section 9.07 Tax Matters. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties hereto with respect to indemnification for all Tax matters shall be solely governed by Article VII and shall not be subject to the provisions of this Article IX.
     Section 9.08 No Recourse Against the Companies. The Seller hereby releases and forever discharges (a) each of the Companies from liability for any and all claims for Losses, of whatever kind or nature, in law or equity, known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against either Company by or on behalf of the Seller arising out of, relating to or in respect of any period on or prior to Closing, other than in respect of the Surviving Interaffiliate Contracts, and (b) each Company’s current and former officers, directors and employees, in their capacity as such, from liability for any and all claims for Losses arising out of the negotiation, documentation, execution and consummation of the transactions contemplated by this Agreement and the Transition Services Agreement, of whatever kind or nature, in law or equity, known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against either Company by or on behalf of the Seller arising out of, relating to or in respect of any period on or prior to Closing. The Seller shall not be entitled to contribution from, subrogation to or recovery against the Companies with respect to any Loss imposed on or incurred by the Seller or any Seller Indemnified Party in connection with this Agreement or the Transition Services Agreement.
ARTICLE X.
TERMINATION, AMENDMENT AND WAIVER
     Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Seller and the Purchaser;

          (b) by either the Seller or the Purchaser if the Closing shall not have occurred by October 31, 2008 (the “Termination Date”); provided, however, that such date may be extended by either the Seller or the Purchaser upon written notice to the other party if a Governmental Authority has issued a supplemental information request in connection with the filings under the HSR Act made in connection with this Agreement, such extension to continue until 10 Business Days after the waiting period under the HSR Act has expired or been terminated; provided, further, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a party whose failure to fulfill an obligation under this Agreement shall have been the primary cause of, or have been the primary factor resulting in, the failure of the Closing to occur on or prior to such date;
          (c) by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;
          (d) by the Purchaser if the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured by the Termination Date as may be extended pursuant to Section 10.01(b); or
          (e) by the Seller if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII.
     Section 10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, (a) the Purchaser shall return to the Seller all documents and other materials received from the Seller, the Companies and their respective Affiliates or agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the date of this Agreement; and (b) this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) with respect to or as set forth in Article I, Section 5.03, Section 5.09, this Article X and Article XI, (ii) that nothing herein shall relieve either party from liability for any willful or intentional breach of this Agreement occurring prior to such termination and (iii) each party shall be entitled to any and all remedies at law and in equity for such breach.
ARTICLE XI.
GENERAL PROVISIONS
     Section 11.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred. In furtherance of the foregoing, all such costs and expenses incurred by either of the Companies in connection with this Agreement at or prior to the Closing shall be the responsibility of the Seller.
     Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made (a) when delivered by hand, (b) three (3) days after date of mailing, if sent by registered or certified mail or (c) as of the time when confirmation of a successful transmission is received by the sending facsimile machine, if sent by electronic transmission by facsimile, in each case, to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(a)	if to the Seller:

SNTC Holding, Inc.
c/o HLTH Corporation
River Drive Center Two
699 River Drive
Elmwood Park, New Jersey 07407-1371
Attention: General Counsel
Facsimile: (201) 703-3449
with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Jeffrey A. Stein
Facsimile: (617) 526-5000
(b)	if to the Purchaser:

General Dynamics Information Technology, Inc.
c/o General Dynamics Corporation
2941 Fairview Park Drive
Falls Church, VA 22042-4153
Attention: David A. Savner
Facsimile: (703) 876-3554
with a copy (which shall not constitute notice) to:

Jenner & Block LLP
330 N. Wabash Ave
Chicago, IL 60611-7603
Attention: John F. Cox
Facsimile: (312) 840-7396
     Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
     Section 11.04 Entire Agreement. This Agreement, the Transition Services Agreement, the Confidentiality Agreement, the GD Guarantee and the Parent Guarantee constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.
     Section 11.05 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser, as the case may be), except that the Purchaser may, without the prior approval of the Seller, assign any of its rights, interests and/or obligations to any Affiliate of the Purchaser (it being understood that such assignment shall not relieve the Purchaser of any of its obligations hereunder).
     Section 11.06 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and the Purchaser.
     Section 11.07 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     Section 11.08 Schedules. Any matter, information, item or exception disclosed in the Disclosure Schedule, under any specific representation or warranty or schedule number hereof, shall be deemed to have been disclosed for purposes of every other representation or warranty in this Agreement in respect of which it is apparent on its face that such matter, information, item or exception applies to such other representation or warranty. The inclusion of any matter, information, item or exception in the Disclosure Schedule shall not be deemed to constitute an admission of any liability by the Seller, or either Company to any third party or otherwise imply that any such matter, information, item or exception is material or creates a measure for materiality or Material Adverse Effect for the purposes of this Agreement.
     Section 11.09 No Third-Party Beneficiaries. Except as expressly set forth herein (including the provisions of Article IX relating to indemnified parties) this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
     Section 11.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
     Section 11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
     Section 11.12 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certification in this Section 11.12.
     Section 11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Remainder Of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Stock Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SNTC HOLDING, INC.
By:	/s/ Dawn Stewart
Dawn Stewart
Secretary

GENERAL DYNAMICS CORPORATION
By:	/s/ David A. Savner
David A. Savner
Vice President

CONFORMED COPY
GUARANTEE OF HLTH CORPORATION
     HLTH Corporation, a Delaware corporation (the “Guarantor”), hereby absolutely, irrevocably and unconditionally guarantees to General Dynamics Information Technology, Inc., a Virginia corporation (the “Purchaser”) and the full and timely observance, payment, performance and discharge of the obligations of SNTC Holding, Inc. (the “Seller”) under the provisions of that certain Stock Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof, by and between the Seller and the Purchaser and under that certain Transition Services Agreement (as such term is defined in the Purchase Agreement) (collectively, the “Obligations”), and not of their collectibility only. This Guarantee shall remain in force and effect until performance in full of all the Obligations, and is in no way conditioned upon any requirement that the Purchaser first attempt to collect any of the Obligations from the Seller or resort to any collateral security or other means of obtaining payment.
     If any of the Obligations have become irrecoverable from or unenforceable against the Seller in whole or in part by reason of the Seller’s insolvency, bankruptcy or reorganization, or if the collection or enforcement of any of the Obligations shall be stayed, or the Obligations shall be discharged, in each case in any insolvency, bankruptcy or reorganization of the Seller, this Guarantee shall notwithstanding any of the preceding nevertheless be binding on Guarantor and the enforceability of this Guarantee in accordance with its terms shall not be affected thereby.
     Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, any right to require the marshalling of assets of the Seller, and all suretyship defenses generally. Without limiting the generality of the foregoing, Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of Purchaser to assert any claim or demand or to enforce any right or remedy against the Seller; (b) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (c) the adequacy of any other means Purchaser may have of obtaining repayment of any of the Obligations; (d) the amendment of the Purchase Agreement or the Transition Services Agreement in accordance with the terms thereof; or (e) other acts or omissions which might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a release or discharge of Guarantor. The agreements and waivers of Guarantor set forth above in this Guarantee shall not operate to waive, affect or impair (i) any of the rights of the Seller under the Purchase Agreement or the Transition Services Agreement, including but not limited to any right to receive notice, or prejudice any right of the Guarantor to assert any defense, counterclaim or setoff otherwise applicable to any of the Obligations, or (ii) any right of Guarantor to receive notice under the Purchase Agreement or the Transition Services Agreement. The Obligations shall be determined in accordance with the provisions of the Purchase Agreement or the Transition Services Agreement. Without limiting the generality of the foregoing, if an Obligation is compromised in accordance with the provisions of the

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Purchase Agreement or the Transition Services Agreement, such Obligation shall be compromised for purposes of this Guarantee.
Until the final payment and performance in full of all of the Obligations, Guarantor shall not exercise and hereby waives any rights against the Seller arising as a result of payment by Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not file or assert any claim in competition with ViPS in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature involving the Seller, nor will Guarantor assert any setoff, recoupment or counterclaim to any of its obligations hereunder in respect of any liability of the Seller to Guarantor
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made (a) when delivered by hand, (b) three (3) days after date of mailing, if sent by registered or certified mail or (c) as of the time when confirmation of a successful transmission is received by the sending facsimile machine, if sent by electronic transmission by facsimile, in each case, to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph):
(a)	if to the Guarantor:

HLTH Corporation
River Drive Center Two
699 River Drive
Elmwood Park, New Jersey 07407-1371
Attention: General Counsel
Facsimile: (201) 703-3449
with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Jeffrey A. Stein
Facsimile: (617) 526-5000
(b)	if to the Purchaser:

General Dynamics Information Technology, Inc.
c/o General Dynamics Corporation
2941 Fairview Park Drive
Falls Church, VA 22042-4153
Attention: David A. Savner
Facsimile: (703) 876-3554

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with a copy (which shall not constitute notice) to:

Jenner & Block LLP
330 N. Wabash Ave
Chicago, IL 60611-7603
Attention: John F. Cox
Facsimile: (312) 840-7396
If any term or other provision of this Guarantee is invalid, illegal or incapable of being enforced by applicable Law or public policy, all other terms and provisions of this Guarantee shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Guarantee is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Purchaser and the Guarantor hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Guarantor are consummated as originally contemplated to the greatest extent possible.
The Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the Seller under the Purchase Agreement or of the Guarantor hereunder, (b) waive any inaccuracies in the representations and warranties of the Seller contained in the Purchase Agreement or in any document delivered by the Seller pursuant thereto or (c) waive compliance with any of the agreements of the Seller or conditions to the Seller’s obligations contained in the Stock Purchase Agreement or the Guarantor’s obligations hereunder. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Purchaser. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of the Purchase Agreement or this Guarantee. The failure of the Purchaser to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 11.05, Section 11.09, Section 11.11 and Section 11.12 of the Purchase Agreement shall apply to this Guarantee, mutatis mutandis, as if they had been fully set forth herein.
Executed as of the 3rd day of June, 2008.

HLTH CORPORATION
By:	/s/ Mark D. Funston
Mark. D. Funston
Executive Vice President & Chief Financial Officer

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INDEX OF SELLER’S DISCLOSURE SCHEDULES

Section 2.04(a)	Certain Indebtedness
Section 2.05(b)(v)	Resignations of Officers
Section 3.05	No Conflict
Section 3.06	Governmental Consents and Approvals
Section 3.07	Financial Information
Section 3.08	Absence of Undisclosed Material Liabilities
Section 3.09	Conduct in the Ordinary Course
Section 3.10	Litigation
Section 3.11	Compliance with Law; Permits
Section 3.12	Environmental Matters
Section 3.13	Intellectual Property
Section 3.14	Real Property
Section 3.15	Employee Benefits Matters
Section 3.16	Taxes
Section 3.17	Material Contracts
Section 3.18	Government Contracts
Section 3.19	Insurance
Section 3.20(a)	Labor Relations
Section 3.22	Corporate Records
Section 3.23	Title and Related Matters
Section 3.24	Dealings with Affiliates
Section 3.27	Privacy and Information Security
Section 5.01	Conduct of Business Prior to Closing
Section 5.05	Indemnification Agreements with Directors and Officers
Section 5.08(a)(i)(B)	Guarantees

INDEX OF PURCHASER’S DISCLOSURE SCHEDULES

Section 4.02	No Conflict
Section 4.03	Governmental Consents and Approvals